UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

MICROHELIX, INC.

Name of the Registrant as Specified In Its Charter

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction: $2,200,000

(5)	Total fee paid: $440

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

16125 SW 72nd Avenue
Portland, Oregon 97224
(503) 968-1600

Dear Fellow Shareholder:

      We have scheduled a special meeting of shareholders for April      , 2004. Enclosed is a copy of our proxy statement for this meeting.

      This is a very important shareholders meeting. At the meeting, you will be asked to approve the sale of the assets associated with our cable and wire division based in Portland, Oregon, to Advanced Neuromodulation Systems, Inc. (“ANS”) located in Plano, Texas for a purchase price of $1.5 million in cash, together with amounts necessary to repay a secured loan owed to one of our directors, amounts payable under an equipment lease and the assumption of certain trade payables. We will retain all other assets, including those associated with our ultrasound division operated out of Tucson, Arizona, Nogales, Mexico and State College, Pennsylvania as well as our liabilities not assumed by ANS.

      The proposed sale would be consummated pursuant to the terms of an asset purchase agreement between microHelix and ANS dated as of March 5, 2004, as described in more detail in the attached proxy statement. We encourage you to review the proxy statement and the asset purchase agreement closely.

      Our board of directors has determined that the proposed sale as contemplated by the asset purchase agreement is fair to, and in the best interests of, microHelix and our shareholders. Accordingly, it recommends that you vote “FOR” the resolution approving the proposed sale.

      We look forward to seeing as many of our shareholders as are able to attend the meeting. We recognize, however, that this is impractical for many of you. For this reason, we have enclosed a form of proxy and return envelope that you can use to ensure your shares are represented at the meeting.

      Please take a moment to sign, date and return the enclosed form of proxy. This way your shares will be represented whether or not you are able to attend the meeting.

      We believe that this transaction will result in a more focused and successful microHelix and will provide microHelix with additional working capital that it will require to successfully grow its ultrasound business. We thank you for your attention to this matter and for your continuing support.

Very truly yours,

JAMES M. WILLIAMS
Chairman of the Board

Portland, Oregon

March      , 2004

16125 SW 72nd Avenue

Portland, Oregon 97224

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held on April       , 2004

To the Shareholders of microHelix, Inc.:

      A special meeting of shareholders of microHelix, Inc., an Oregon corporation (the “Company”), will be held at the Company’s offices at 16125 SW 72nd Avenue, Portland, Oregon 97224, on April      , 2004 at 10:00 a.m. (local time), for the following purposes:

1. To approve the sale of the Company’s cable and wire division based in Portland, Oregon to Advanced Neuromodulation Systems, Inc. (“ANS”) located in Plano, Texas under the terms set forth in the asset purchase agreement between the Company and ANS dated as of March 5, 2004; and

2. To transact such other business as may properly come before the meeting or any adjournment thereof.

      Only shareholders of record at the close of business on February 26, 2004 are entitled to notice of and to vote at the special meeting.

      All shareholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage prepaid envelope provided for that purpose. Should you receive more than one proxy, it is because your shares are registered in different names or addresses. Each proxy should be signed and returned to assure that all your shares are voted. You may revoke your proxy at any time prior to the special meeting. If you attend the meeting you may vote in person even if you returned a proxy, in which case your proxy will be revoked automatically.

By Order of the Board of Directors

JAMES M. WILLIAMS
Chairman of the Board

Portland, Oregon

March      , 2004

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE SPECIAL MEETING, PLEASE DATE, SIGN AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

i

MICROHELIX, INC.

16125 SW 72nd Avenue
Portland, Oregon 97224
(503) 968-1600

March      , 2004

PROXY STATEMENT
FOR
SPECIAL MEETING OF SHAREHOLDERS
to be held on April       , 2004

SUMMARY TERM SHEET

      This summary contains selected information from this proxy statement. This summary may not contain all the information that is important to you regarding the proposed asset sale. To understand the proposed transaction fully, we strongly encourage you to read this proxy statement completely, as well as the appendices to this proxy statement, one of which is the asset purchase agreement. The asset purchase agreement constitutes the legal document that governs this transaction. This summary includes page references in parentheses to direct you to a more complete description of the topics presented in this summary.

Parties to the Asset Sale

microHelix, Inc.

      microHelix, Inc. is a leading designer, manufacturer and marketer of customized electronic micro-interconnect systems for the medical and commercial markets. In our cable and wire division, headquartered in Portland, Oregon, we manufacture and market coated wire including ultra-thin wall pinhole free wire and custom cable for a number of applications. We also design and manufacture specialty connectors and flex circuits and offer a range of laser micro machining services. Our ultrasound division, headquartered in Tucson, Arizona, designs and manufactures ultrasound cable assemblies for original equipment manufacturer (“OEM”) customers that are used in applications such as medical ultrasound probes, patient monitoring devices and heads up displays. We are also developing our own line of replacement ultrasound probes for sale to OEMs, distributors and end-users.

      We are an Oregon corporation that was started as a research and development company in 1991. Our principal executive offices are located at 16125 SW 72nd Avenue, Portland, Oregon 97224. Our telephone number is (503) 968-1600. Our website is located at www.microhelix.com. We have not incorporated the information on our website into this proxy statement, and you should not consider it to be part of this document. Our common stock and Class B warrants are traded on the Nasdaq OTC Bulletin Board under the symbols “MHLX” and “MHLXZ,” respectively.

Advanced Neuromodulation Systems, Inc.

      Advanced Neuromodulation Systems, Inc. (“ANS”) designs, develops, manufactures and markets advanced implantable neuromodulation devices designed to improve the quality of life for people suffering from chronic pain. Neuromodulation devices include implantable neurostimulation devices, which deliver electrical current directly to targeted nerves, and implantable drug pumps, which deliver small, precisely controlled doses of drugs directly to specific locations within the body. ANS has been involved in the medical device business since 1979, and in the neuromodulation industry since 1995.

      ANS is a Texas corporation. Its principal executive offices are located at 6501 Windcrest Drive, Suite 100, Plano, Texas 75024. Its telephone number is (972) 309-8000. ANS’s website is located at www.ans-medical.com We have not incorporated the information on ANS’s website into this proxy statement, and you should not consider it to be part of this document. ANS’s common stock is traded on the Nasdaq National Market under the symbol “ANSI.”

Assets Being Sold (see page 16)

      We have agreed to sell the assets associated with our cable and wire division, located in Portland, Oregon, to ANS. The assets include, among other things, certain intellectual property, equipment and inventory.

Purchase Price (see page 17)

      In exchange for the purchased assets, ANS will:

•	pay us an amount equal to:

•	$1.5 million in cash;

•	an amount, not to exceed $227,000, sufficient to satisfy a secured equipment loan previously made by one of our directors, Richard G. Sass, to us; and

•	an amount, estimated at $300,000 sufficient to pay off an equipment lease covering certain of the purchased assets; and

•	assume certain liabilities associated with the cable and wire division, including trade payables at closing, up to a maximum of $100,000, and obligations under certain customer and vendor contracts and purchase orders.

Our Assets and Liabilities after the Asset Sale (see pages 16-17)

      We will retain our assets not used primarily by our cable and wire division. These include the assets associated with our ultrasound operations located in Tucson, Arizona, Nogales, Mexico and State College, Pennsylvania, as well as our corporate records, cash, certain accounts receivable and certain other specifically excluded assets. We will retain all company liabilities not specifically assumed by ANS in connection with the asset sale, including those associated with our ultrasound division.

Post-Closing Operations (see page 10)

      Following the completion of the asset sale, we intend to focus our operations on our ultrasound division, which we will continue to operate out of Tucson, Arizona, Nogales, Mexico and State College, Pennsylvania. We believe that after paying down our trade payables to customary terms following the closing of the ANS transaction, we will have approximately $1.0 million in working capital to execute our business plan with respect to our ultrasound division. For more information about our post-closing operations, see the section of this proxy statement entitled “Proposal 1 — Sale of Our Cable and Wire Division to ANS — Operations after the Asset Sale; Unaudited Pro Forma Financial Statements,” which includes certain summary pro forma financial information based upon our most recently filed financial statements, which are for the nine-month period ended September 30, 2003. The pro forma statements are estimates only and may not necessarily reflect the actual operations of our two divisions on a stand-alone basis.

Recommendation of Our Board of Directors and Reasons for the Asset Sale (see page 8)

      Our board of directors has unanimously determined that the proposed asset sale contemplated by the asset purchase agreement is fair to and in the best interests of microHelix and our shareholders. Accordingly, our board of directors unanimously approved the asset purchase agreement and the asset sale, and recommends that the shareholders vote “FOR” Proposal 1 to approve the asset sale to ANS.

      In reaching its decision to approve the asset sale, our board of directors:

•	considered several potential strategic benefits and material factors pertaining to the asset sale, including the board of directors’ belief that given our financial condition and market position, continuing to focus on our wire and cable business was not reasonably likely to create greater value for our shareholders than the prospects presented by the asset sale and a focus on our ultrasound business;

•	considered potentially negative factors, including the risk that the potential strategic benefits of the asset sale, primarily the expansion of our ultrasound division, may not be realized, in part or at all; and

•	did not believe that the negative factors were sufficient, individually or in the aggregate, to outweigh the potential strategic benefits of the asset sale.

Our board of directors examined a number of other potential strategic benefits and negative factors which are described in detail in the section of this proxy statement entitled “Proposal 1 — Sale of Our Cable and Wire Division to ANS — Reasons for the Asset Sale and Factors Considered by Our Board of Directors.”

Conditions to Completion of the Asset Sale (see page 20)

      The parties’ obligations to complete the asset sale are subject to specified conditions, including, among others:

•	the approval of the asset sale by our shareholders;

•	the continued accuracy of each party’s representations and warranties;

•	there being no order or decree preventing consummation of the asset sale;

•	the performance by each party of its obligations under the asset purchase agreement; and

•	ANS’s entering into a sublease for a portion of the space in our Portland manufacturing facility.

Indemnification Obligations (see page 21)

      We have agreed in the asset purchase agreement to indemnify ANS for any adverse consequences arising from, as a result of, or in connection with:

•	any breach of a representation, warranty or covenant we made in the asset purchase agreement, subject to certain limitations; and

•	liabilities that are not assumed by ANS.

      ANS has also agreed, subject to certain limitations, to indemnify us with respect to any breach of a representation, warranty or covenant made by it under the asset purchase agreement.

      Absent fraud or willful misconduct, a party’s liability to the other for indemnity claims under the asset purchase agreement is limited to $1.0 million.

Prohibition on Solicitation of Other Offers (see page 19)

      We have agreed that we will not initiate, solicit, encourage or respond to certain offers that would compete with the asset sale. However we may terminate the asset purchase agreement if our board of directors, in furtherance of its fiduciary duties to shareholders, agrees to accept an unsolicited offer for the company or our assets. If our board of directors so decides to terminate the asset purchase agreement, we are required to reimburse ANS for its reasonable and actual expenses in connection with this transaction plus $200,000.

Noncompetition Agreement (see page 19)

      Subject to certain exceptions, in connection with the asset sale we will agree for a period of five years following the closing that, without ANS’s prior consent, we will not: (1) engage in the business conducted by our cable and wire division in the areas of the United States and its territories where its business operated prior to the closing, (2) interfere with relationships with customers of the division or (3) employ or attempt to employ persons that have been employed by ANS or its affiliates in the preceding 12 months.

Conflicts of Interest; Interests of Certain Persons (see page 21)

      We will use approximately $227,000 of the proceeds from the asset sale to ANS to repay a secured loan for the purchase of certain equipment made to us by Richard G. Sass. Mr. Sass is one of our directors and the beneficial owner of approximately 23.2% of our common stock. The loan from Mr. Sass bears annual interest at 9.0% and becomes due and payable in full on December 31, 2004.

Regulatory Approvals (see page 22)

      We are not aware of any regulatory requirements or governmental approvals or actions that may be required to consummate the asset sale, except for compliance with the applicable regulations of the Securities and Exchange Commission in connection with this proxy statement and the Oregon Business Corporation Act in connection with the asset sale. If any governmental or regulatory approval or action is or becomes required, we would seek that additional approval or action.

Vote Required to Approve the Asset Sale (see page 4)

      To approve the proposed asset sale, the number of votes cast in favor of the proposal must exceed one-half of the number of votes eligible to be cast at the special meeting of shareholders. There are 1,681,602 shares of our common stock outstanding and eligible to be cast at the special meeting, so at least 840,802 votes must be cast in favor of Proposal 1 for it to be approved.

      As of the date of this Proxy Statement, certain of our shareholders who are directors, officers, key employees or affiliates, who collectively hold or direct the voting of 749,798 shares of common stock, or 44.6% of the outstanding shares, have executed and delivered to us irrevocable proxies to vote in favor of Proposal 1.

Material Federal Income Tax Consequences (see page 21)

      Although the asset sale will be a taxable transaction, we do not expect that there will be any material tax consequences to us as a result of the asset sale. We also do not anticipate any direct tax consequence to our shareholders as a result of the asset sale.

Possible Dissenters’ Rights (see page 22)

      You may have the right to dissent from the proposed asset sale and, in certain circumstances, to receive payment for your shares in accordance with the terms of Sections 60.551 through 60.594 of the Oregon Business Corporation Act.

THE SPECIAL MEETING

      This proxy statement is being furnished to the shareholders of microHelix, Inc., an Oregon corporation, as part of the solicitation of proxies by our board of directors from holders of the outstanding shares of microHelix common stock for use at a special meeting of our shareholders to be held at our offices at 16125 SW 72nd Avenue, Portland, Oregon 97224, at 10:00 a.m. (local time) on April      , 2004, and at any adjournments or postponements thereof.

      At the special meeting, you will be asked (1) to approve the sale of the assets associated with our cable and wire division to ANS under the terms of the asset purchase agreement and (2) to transact such other business as may properly come before the meeting or any adjournments thereof. This proxy statement, together with the enclosed proxy card, is first being mailed to our shareholders on or about March      , 2004.

      Our board of directors has fixed the close of business on February 26, 2004 as the record date for determination of the shareholders entitled to notice of and to vote at the special meeting. Accordingly, only holders of record of shares of our common stock at the close of business on such date will be entitled to vote at the special meeting, with each such share entitling its owner to one vote on all matters properly presented at the special meeting. On the record date, there were 44 holders of record and approximately 750 beneficial holders of the 1,681,602 shares of common stock then outstanding. The presence, in person or by proxy, of a majority of the total number of outstanding shares of common stock entitled to vote at the special meeting, or at least 840,802 shares, is necessary to constitute a quorum at the special meeting.

      To approve the proposed asset sale to ANS contemplated by Proposal 1, the number of votes cast in favor of the proposal must exceed one-half of the number of votes eligible to be cast at the special meeting. Therefore, at least 840,802 shares of our common stock must be voted in favor of Proposal 1 for it to be approved by our shareholders. As of the date of this Proxy Statement, certain of our shareholders who are directors, officers, key employees or affiliates, who collectively hold or direct the voting of 749,748 shares of common stock, or 44.6% of the outstanding shares, have executed and delivered to us irrevocable proxies to vote in favor of Proposal 1.

      If you properly execute and return the enclosed form of proxy in time to be voted at the special meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted FOR the sale of the assets associated with the cable and wire division to ANS under the terms of the asset purchase agreement. Our board of directors does not know of any matters other than those described in the Notice of Special Meeting that are to come before the special meeting. If any other matters are properly brought before the special meeting, the persons named in the proxy will vote the shares represented by such proxy upon such matters as determined by a majority of our board of directors.

      If you execute a proxy you retain the right to revoke it at any time before its exercise. You may revoke your proxy by filing an instrument of revocation or a duly executed proxy bearing a later date to: Corporate Secretary, microHelix, Inc., 16125 SW 72nd Avenue, Portland, Oregon 97224. Your proxy may also be revoked by voting in person at the special meeting. All valid, unrevoked proxies will be voted at the special meeting.

STOCK OWNED BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS

Stock Ownership of Directors and Executive Officers

      The following table sets forth information, as of February 26, 2004, with respect to the beneficial ownership of common stock by: (1) each of our directors; (2) our Chief Executive Officer; (3) all officers and key employees and (4) all current officers, key employees and directors as a group. The address of each person listed below is: c/o microHelix, Inc., 16125 SW 72nd Avenue, Portland, Oregon 97224. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock issuable on exercise of currently exercisable or convertible securities or securities exercisable or convertible within 60 days of February 26, 2004 are deemed beneficially owned and outstanding for computing the percentage owned by the person holding such securities, but are not considered outstanding for computing the percentage of any other person. Unless otherwise noted, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite that shareholder’s name.

	Shares Beneficially Owned

Name of Beneficial Owner	Number		Percent

James M. Williams	62,566	(1)	2.4%
Tyram H. Pettit	14,774	(2)	*
Terrence A. Rixford	22,716	(3)	*
Ky Huynh	16,430	(4)	*
Richard G. Sass	607,116	(5)	23.2%
John L. Crary	119,910	(6)	4.6%
All executive officers, key employees and directors as a group (6 persons)	843,512	(7)(8)	31.8%

*	Less than one percent.

(1)	Includes 9,199 shares of common stock owned by a corporation controlled by Mr. Williams and members of his family, options exercisable for 5,174 shares of common stock and Class B warrants exercisable for 4,700 shares of common stock.

(2)	Includes options exercisable for 7,627 shares of common stock.

(3)	Includes options exercisable for 18,049 shares of common stock and Class B warrants exercisable for 667 shares of common stock.

(4)	Includes options exercisable for 2,876 shares of common stock.

(5)	Includes options exercisable for 9,725 shares of common stock and Class B warrants exercisable for 133,045 shares of common stock. Also includes 14,416 shares of common stock and Class B warrants exercisable for 14,416 shares of common stock held by the J.M. Ek Living Trust, of which Mr. Sass is the trustee.

(6)	Includes options exercisable for 4,070 shares of common stock and Class B warrants exercisable for 21,674 shares of common stock. Also includes 70,750 shares of common stock and Class B warrants exercisable for 36,090 shares of common stock held by two trusts, of which Mr. Crary is both the trustee and the beneficiary.

(7)	Includes options exercisable for 47,521 shares of common stock.

(8)	Includes Class B warrants exercisable for 174,502 shares of common stock.

Stock Ownership of Certain Beneficial Owners

      As of February 26, 2004, the persons named below were, to our knowledge, the only beneficial owners of more than five percent of our outstanding common stock, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, other than Richard G. Sass, whose beneficial ownership of common stock is described above.

	Shares Beneficially
	Owned

Name of Beneficial Owner	Number		Percent

Paulson Investment Company, Inc. and Chester L. F. Paulson and Jacqueline M. Paulson, as joint tenants	438,628	(1)	21.9%

(1)	Based solely on information contained in a Schedule 13D filed by the indicated beneficial owners with the Securities and Exchange Commission on December 11, 2003. Includes warrants exercisable for 321,962 shares of common stock.

PROPOSAL 1 ON PROXY:

SALE OF OUR CABLE AND WIRE DIVISION TO ANS

General

      We are seeking shareholder approval of the sale of the assets associated with our cable and wire division, which is located in Portland, Oregon, to ANS under the terms of the asset purchase agreement included with this proxy statement as Appendix A.

      The proposed asset sale may constitute the sale of substantially all of our property under Oregon law. Oregon law requires an Oregon corporation to obtain approval from its shareholders for the sale of “substantially all of its property” other than in the ordinary and usual course of business. We do not believe that the asset sale constitutes a sale of “substantially all of our property” because we are retaining an ongoing business after the asset sale (our ultrasound division). However, because the Oregon statute does not define this phrase, its meaning in this context is not entirely clear. As a result, we are seeking approval of our shareholders rather than risk a subsequent challenge to the asset sale.

      If we obtain shareholder approval, we intend to effect the sale promptly following the special meeting upon fulfillment of the other conditions to closing under the asset purchase agreement. We presently do not intend to consummate the asset sale if we do not obtain shareholder approval.

      The following is a description of the material aspects of the proposed asset sale, including background information relating to the proposed sale and the terms of the asset purchase agreement. While we believe the description covers the material terms of the asset sale and the asset purchase agreement, the description may not contain all of the information that is important to you. In particular, the summary of the asset purchase agreement is not complete and is qualified in its entirety by reference to the copy of the asset purchase agreement included with this proxy statement as Appendix A. You should carefully read this proxy statement and the other documents to which we refer, including the asset purchase agreement, for a complete understanding of the terms of the asset sale.

Background of the Proposed Asset Sale

      We have incurred significant losses since inception, and those losses have continued following our initial public offering in November 2001. Our business is highly competitive and capital intensive and we rely principally on a small number of significant customers which are original equipment manufacturers (“OEMs”). Historically, we have suffered significant variations in cash flow from quarter to quarter that can be attributed, in part, to the lack of dependable long-term demand forecasts from some of our larger OEM customers. Short-term changes in demand schedules have caused us to incur significant working capital costs and increased manufacturing expenses. We have had difficulty matching expenses to anticipated sales because of this unpredictability. Our sales expenses also increased significantly in the year following our initial public offering as we took steps to expand our customer base and increase revenues.

      During 2002, our management and board of directors pursued additional financing opportunities for the purpose of stabilizing our cash position, but were unsuccessful. By the third quarter of 2002, our cash position had deteriorated significantly. Beginning in October 2002, we implemented a cost reduction program that included employee layoffs, employee pay reductions, reduced company benefit programs and reductions in travel, legal and investor relations expenses.

      While the cost-cutting efforts were somewhat effective in reducing our rate of cash burn, we remained unable to identify a suitable financing opportunity, and our cash position continued to deteriorate during the first three quarters of 2003. On October 1, 2003, we retained Christman, Peters & Madden as our financial advisor to assist us in our restructuring and turnaround, to advise us on evaluating strategic options and alternatives to enhance shareholder value and to help identify and pursue possible sources of additional capital. Despite intensive efforts by our financial advisor, management and board of directors, we were unsuccessful in raising additional capital.

      In December 2003, we initiated a repricing program for our Class B warrants, whereby we temporarily reduced the exercise price of our Class B warrants in an effort to encourage holders to exercise their warrants. The repricing program was intended to enable us to raise additional equity to fund continuing operations and to regain compliance with Nasdaq SmallCap Market listing requirements. The repricing program was unsuccessful in raising any additional equity, and trading of our stock moved to the Nasdaq OTC Bulletin Board in February 2004.

      Also in December 2003, our board of directors concluded that given our cash position, if we were unsuccessful in raising equity through the repricing program, only a sale of existing assets or a business combination with a company that already had significant cash resources would enable us to continue operations. It thus expanded the scope of the Christman, Peters & Madden engagement to include identifying a possible sale or merger transaction or a transaction involving the sale of some or all of our assets. Our board of directors believed that the assets of the cable and wire division could represent an attractive acquisition opportunity to another company, and that a sale of those assets could meet our short-term capital needs while providing additional capital that would enable us to refocus our efforts on our ultrasound business, which the board believes has the potential for significant long term growth.

      Working with management, Christman, Peters & Madden conducted an extensive solicitation process to obtain proposals from our competitors and other companies with technology that complemented ours or that could otherwise benefit from a sale or merger transaction or a transaction involving the sale of some or all of our assets. The search produced preliminary indications of interest from several companies, one of which was ANS.

      On December 18, 2003, representatives from our board and our financial advisor met with representatives of ANS to commence preliminary negotiations.

      On December 30, 2003, representatives from ANS conducted a preliminary due diligence review at our Portland, Oregon facility.

      On January 9, 2004, ANS confirmed to us that it was satisfied with the initial results of its due diligence review and indicated that it expected to submit a formal offer regarding the acquisition of the assets of the cable and wire division.

      On January 22, 2004, ANS contacted us and advised us that it intended to submit a formal offer for the cable and wire division, and described the principal financial terms as a purchase of the assets, free of liens, for $1.5 million in cash and the assumption of certain related trade payables. The following day, January 23, 2004, we contacted ANS and requested that ANS consider increasing its offer to include amounts to repay our outstanding loan in the amount of $227,000 owed to Richard G. Sass, one of our directors, as well as amounts necessary to pay down amounts on a lease covering certain of the equipment used by the cable and wire division.

      On January 26, 2004, ANS indicated that it would consider the requested modifications to the purchase price and would submit a draft letter of intent relating to the purchase of the assets of the cable and wire division the following day.

      On January 27, 2004, ANS submitted to us a proposed letter of intent to purchase the assets of the cable and wire division. The principal financial terms were as ANS had initially indicated, modified to incorporate the purchase price increases we had requested.

      On January 29, 2004, our board of directors met to consider approving the letter of intent and authorizing management to negotiate the terms of the asset purchase agreement with ANS. Representatives of Christman, Peters & Madden and Tonkon Torp LLP, our legal counsel, participated in this meeting. At the meeting, our board reviewed and considered the terms of the letter of intent. Our management and board and the representative of Christman, Peters & Madden discussed the process by which the ANS offer was obtained, and other measures that had been taken to identify possible financing, merger and sale transactions. Our board also discussed and considered a competing proposal, with financial terms less favorable to us than the ANS offer, with respect to the purchase of the assets of the cable and wire division. The representative from Tonkon Torp LLP discussed with the board of directors the discharge of the directors’ fiduciary duties in connection with the asset sale. Our board of directors concluded, given our financial condition and near-term prospects, that ANS was the purchaser candidate proposing a transaction that was most likely to produce the highest value reasonably attainable for the cable and wire division. The board approved the execution of the letter of intent with ANS and authorized management to begin negotiation of an asset purchase agreement to effect the sale of the cable and wire division assets to ANS.

      On January 30, 2004, we and ANS executed the letter of intent and began negotiation of the asset purchase agreement.

      From January 30, 2004 through March 4, 2004, we and ANS, through our business, legal and financial representatives, negotiated the asset purchase agreement, which reflected, in all material respects, the proposed business terms that had been outlined in the letter of intent.

      On March 4, 2004, our board of directors met to review and consider the asset purchase agreement that our management and legal and financial advisors had negotiated with ANS. A representative of Tonkon Torp LLP discussed with the board of directors the discharge of the directors’ fiduciary duties in connection with the asset sale and made a presentation to the board of directors about the terms and conditions of the asset purchase agreement (which was provided to the board of directors), including the non-solicitation provision, the representations and warranties that we would be asked to make, conditions precedent to closing the asset sale, certain covenants and the indemnification provisions and the consideration to be received by us.

      All members of our board of directors approved the asset purchase agreement and asset sale and recommended that our shareholders approve a resolution approving the asset sale.

      On March 8, 2004, we and ANS publicly announced the signing of the asset purchase agreement.

Reasons for the Asset Sale and Factors Considered by Our Board of Directors

      In reaching its decision to approve the asset sale and recommending that shareholders approve the transaction, our board of directors consulted with:

•	our management regarding our business, financial condition and results of operations, and the terms and other considerations of the asset sale;

•	our legal counsel regarding the terms of the asset sale and the obligations of our board of directors in its consideration of the asset sale; and

•	our financial advisor regarding the financial terms and structure of the proposed transaction, and possible financing, sale or merger alternatives.

      Our board of directors believes that it is in the best interests of our shareholders to sell the cable and wire division and to focus operations solely on our ultrasound division, which we believe has more potential for growth. In reaching this conclusion and in deciding to approve the asset sale, our board of directors considered several potential benefits and material factors pertaining to the asset sale, including the following:

•	the conclusion of our board of directors that we would not be able to continue to operate effectively, if at all, in light of the significant losses that we are incurring and expect to continue to incur under our present business model, nor would we be able to raise the capital necessary in a timely manner to permit us to succeed in our target markets in light of our absence of working capital;

•	the belief that, after reviewing our ongoing financial condition, results of operations and business and earning prospects and the present and anticipated business environment of the market for the products of our cable and wire division, and notwithstanding our concerted efforts to increase revenues and profitability, continuing to focus on our cable and wire business was not reasonably likely to create greater value for our shareholders than the prospects presented by the asset sale;

•	the terms and conditions of the asset purchase agreement, including the amount and form of the consideration for the asset sale,

•	the fact that we will retain assets we believe are sufficient to continue operating our ultrasound division;

•	the attractiveness of potentially being in a position to use a substantial portion of the proceeds from the asset sale to invest in and expand our ultrasound business, which the board believes offers promising commercial opportunities, compared to its assessment of our expected future financial condition, earnings, business opportunities and competitive position in the absence of the asset sale, which the board believed would be unlikely to permit such investment and expansion;

•	the investigation by our board of directors, our management and our financial advisors as to available capital-raising alternatives, the solicitation of potential proposals and bids for us or some or all of our assets and our board of directors’ belief, after completion of this process, that the alternatives to the asset sale to ANS were not reasonably likely to provide equal or greater value to microHelix and our shareholders; and

•	the positive treatment of many of our employees in the cable and wire division through possible employment by ANS following the asset sale, as well as continued employment for retained employees in the ultrasound division.

      Although our board of directors retained Christman, Peters & Madden to assist in the exploration of various strategic alternatives, including the asset sale, it did not ask Christman, Peters & Madden to deliver a fairness opinion confirming that the consideration to be paid by ANS is fair, from a financial point of view, to us and our shareholders. Our board concluded that with the assistance of Christman, Peters & Madden, it had thoroughly examined the various alternatives, and had determined that the only alternative reasonably available given our financial condition and near-term prospects was the asset sale. The board also determined that the cost of obtaining such an opinion would be significant when viewed in light of our overall resources, and would be disproportionately higher than any expected corresponding benefits that would be realized by obtaining such an opinion.

      Our board of directors also considered a number of potentially negative factors in reaching its decision to approve the asset purchase agreement and asset sale, including the following:

•	the risk that the potential benefits of the asset sale may not be realized, in part or at all, including the risk that we may be unable to successfully expand the ultrasound division and the risk that we may be required to pay up to $1.0 million in connection with indemnification obligations to ANS under the asset purchase agreement;

•	the potential negative effect on our stock price as a result of the public announcement of the asset sale;

•	the risk that the asset sale may not be consummated, including the risks associated with obtaining the approval of our shareholders;

•	the risk of management and employee disruption associated with the asset sale, including the risk that key technical, marketing and management personnel might not remain employed by us through the consummation of the asset sale;

•	the significant costs involved in consummating the asset sale; and

•	the potential impact of the asset sale on our employees not offered employment by ANS.

      Our board of directors did not believe that the negative factors were sufficient, individually or in the aggregate, to outweigh the potential benefits of the asset sale.

Operations after the Asset Sale; Unaudited Pro Forma Financial Statements

      If the asset sale is approved by our shareholders and the other conditions to closing of the asset sale are satisfied or waived, we will sell the cable and wire division to ANS. Upon consummation of the asset sale, we will exit the cable and wire business as it is conducted by the cable and wire division. We will retain all of our assets not being sold, which include, principally, assets relating to our ultrasound division which is operated out of Tucson, Arizona, Nogales, Mexico and State College, Pennsylvania. After the asset sale, we will focus on developing and expanding our ultrasound division to take advantage of what our board perceives as growing new markets in the ultrasound device market. Our board believes that the proceeds from the asset sale will enable us to meet our short-term capital needs, pay down accrued trade payables to customary terms and provide approximately $1.0 million in working capital, which we believe will allow us to successfully grow our ultrasound division.

     Market Overview

      The total worldwide market for medical ultrasound systems exceeded $3.0 billion in 2003, with the U.S. market accounting for approximately 40% of this total. Demand has been growing in excess of 5% compounded annually, and has been driven by a combination of replacement/upgrading, increased use of ultrasound systems for diagnosis, various procedures and system enhancements such as real time 3-D “color” imaging. Portable ultrasound units (PC–based) have also taken ultrasound imaging into the field, reducing cost and increasing potential applications. With cost-containment driving the medical world, diagnosis and treatment are continuing to move the industry toward outpatient procedures and reinforcing its traditional focus on preventative care. Doctors now regularly use ultrasound devices for initial soft tissue diagnoses because they are non-invasive and do not involve radiation.

      Over the past ten years, the ultrasound business has consolidated, leaving four principal global integrated manufacturers and several smaller specialty manufacturers. This has created additional market opportunities for both manufacturers of cable assemblies for sale to OEM customers and for designers/manufacturers of FDA-registered (510(k)) replacement probe assemblies and transducers offered for sale to OEMs, distributors and end-users.

     Principal Markets that We Serve

•	Cable Assemblies

•	Diagnostic Ultrasound. We design and manufacture complex interconnect systems for ultrasound imaging systems. We serve the OEM market. Our typical probe cable connects to a transducer and an ultrasound imaging system, and consists of between 64 and 256 micro-coaxial wires.

•	Patient Monitoring. We design and manufacture leads for a variety of applications including EKG, EEG and oxygen sensors. We focus on flexibility and durability, which we believe are the two principal end-user requirements.

•	Commercial and Defense. We believe that our technical expertise with medical products can be directly applied to solving military, aerospace and security product interconnect challenges.

•	Special Application Connectors/ Molded Parts. We have designed and developed specialty connectors for medical and military applications using both pin & socket and printed circuit boards. Most of these connectors were developed because off-the-shelf connectors did not meet design performance criteria as established by our OEM customers.

•	PCB Design. We design and source custom printed circuit boards to meet customer specifications and have extensive experience in this area.

•	Test & Measurement. We are developing plans to enter the test and measurement market. We specialize in working with 38 AWG to 44 AWG wire sizes and connectors for use in logic analyzers, oscilloscopes and emulators.

•	Ultrasound Probes

•	We are also developing our own line of replacement ultrasound probes for sale to OEMs, distributors and end-users. These branded replacement ultrasound probe assemblies will be manufactured by us from new components. We have initially targeted several probes sold in higher volumes in the replacement market and hope to introduce our first branded product, “MHLX7EC”, during the third quarter of 2004. Each replacement probe we develop and market requires the clearance of a 510(k) application with the U.S. Food and Drug Administration (“FDA”).

•	Complete probe assemblies will also be marketed to OEM manufacturers using transducers that may be supplied by either our OEM customer or by an approved component supplier. We do not believe that we will need to obtain the clearance of a 510(k) application for these products.

•	Probe specifications development has been done initially at our facility in State College, Pennsylvania. Manufacturing will be done in Tucson, Arizona, and Nogales, Mexico.

     Facilities

      We have approximately 4,500 square feet of office and warehouse space in Tucson, Arizona. This facility provides space for administration of the Nogales, Mexico plant, ultrasound design and manufacturing engineers, customer service personnel, inventory storage and shipping & receiving.

      We have approximately 15,000 square feet of manufacturing, warehouse & office space in Nogales, Mexico.

      We also lease approximately 500 ft of high-tech incubator office space in State College, Pennsylvania where we develop replacement probes.

      Following the asset sale to ANS, we believe we will also have approximately 10,000 square feet of office, warehousing and manufacturing space in Portland, Oregon. We will attempt to sublease all of such space following the asset sale, but there is no assurance we will be able to do so on commercially reasonable terms, if at all.

     Engineering Capabilities

      We have experienced engineering personnel in Tucson, Nogales and State College. The Tucson engineering team is principally focused on the design and development of ultrasound cable assemblies and supervises our Nogales-based manufacturing engineering functions. In addition to overseeing the development of hundreds of cable designs, the team is also ready and able to offer custom interconnect system solutions requiring unique connector and cable assemblies to meet specific customer performance characteristics.

     Manufacturing Capabilities

      Our Nogales facility is fully equipped for complex cable assembly. Special equipment includes laser stripping, soldering stations, automated test equipment and special tooling. Our Tucson facility is in the process of developing its capabilities to do final assembly and testing of completed ultrasound probes.

      We currently manufacture most of the cable used to meet our ultrasound division customer requirements in our cable and wire division. We expect that after the asset sale we will obtain cable and other components required by our ultrasound division from ANS and other third party venders.

     Regulatory Issues

      Certain aspects of our ultrasound division are subject to regulation by the FDA. We rely on an outside consultant, under the guidance of our Director of Quality Assurance and Regulatory Affairs, to assist us in filing each 510(k) application necessary for our ultrasound products.

     Unaudited Pro Forma Financial Statements

      The following unaudited pro forma condensed consolidated financial statements are presented to illustrate the effects of the sale of the assets associated with the cable and wire division to ANS on our historical financial position and operating results. The following unaudited pro forma condensed consolidated balance sheet of the Company at September 30, 2003 gives effect to the asset sale as if it had occurred on that date. The unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2003 give effect to the asset sale as if it had occurred as of January 1, 2003.

      The unaudited pro forma condensed consolidated financial statements have been derived from, and should be read in conjunction with, our historical consolidated financial statements, including the accompanying notes. Those financial statements are included in our Quarterly Report on Form 10-Q for nine months ended September 30, 2003 we have filed with the Securities and Exchange Commission.

      The following unaudited pro forma condensed consolidated financial statements are presented only for informational purposes. As a result, the accompanying unaudited pro forma condensed consolidated financial statements are not necessarily indicative of our financial position or results of operations that would have occurred had the asset sale been consummated as of the dates indicated. The pro forma statements are estimates only, and may not necessarily reflect the actual operations of our two divisions on a stand-alone basis.

microHelix, Inc.

Unaudited Pro Forma Condensed Balance Sheet

As of September 30, 2003

				Pro Forma
	As Reported	Adjustments	Notes	Balance Sheet

ASSETS
Current assets:
Cash and cash equivalents	$421,258	$1,500,000	(1)	$1,921,258
Accounts receivable, net of allowance for doubtful accounts	839,938	—		839,938
Inventory	780,080	(486,352)	(2)	293,728
Prepaid expense and other current assets	51,677	(20,871)	(3)	30,806

Total current assets	2,092,953	992,777		3,085,730
Property, plant and equipment, net	1,442,770	(1,315,584)	(4)	127,186
Other assets — long-term	79,985	(65,444)	(5)	6,541
Intangible and other assets	1,058,803	(1,058,803)	(6)	—

Total assets	$4,666,511	$(1,381,610)		$3,219,457

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$420,261	$(126,103)	(7)	$294,158
Accrued liabilities	416,013	—		416,013
Line of credit	563,271	—		563,271
Short-term borrowing	100,000	—		100,000
Current portion of capital lease obligation	190,514	(190,514)	(8)	—

Total current liabilities	1,690,059	(316,617)		1,373,442
Deferred gain on sale-leaseback	243,727	(243,727)		—
Capital lease obligation	158,369	(147,424)	(9)	10,945
Note payable to shareholder	327,000	(227,000)	(10)	100,000
Stockholders’ equity:
Preferred stock, no par value; 5,000,000 shares authorized; none issued	—	—		—
Common stock, no par value; 25,000,000 shares authorized; 1,539,962 shares issued and outstanding(11)	14,159,467	—		14,159,467
Additional paid-in capital	6,487,417	—		6,487,417
Notes receivable from shareholders for common stock	(57,940)	—		(57,940)
Deferred compensation	(32,572)	—		(32,572)
Accumulated deficit	(18,309,016)	(512,286)	(12)	(18,821,302)

Total stockholders’ equity	2,247,356	(512,286)		1,735,070

Total liabilities and stockholders’ equity	$4,666,511	$(1,447,054)		$3,219,457

microHelix, Inc.

Unaudited Pro Forma Condensed Statement of Operations

For the Nine Months Ended September 30, 2003

	As Reported	Adjustments	Notes	Pro Forma

SALES	$3,961,162	$(2,598,573)	(13)	$1,362,589
COST OF SALES	3,748,345	(2,366,212)	(14)	1,382,133
GROSS PROFIT (LOSS)	212,817	232,361		(19,544)
OPERATING EXPENSES
Research and development	610,592	(460,888)	(15)	149,704
Sales and marketing	423,279	(289,992)	(16)	133,287
General and administrative	850,883	(42,735)	(17)	808,148

Total operating expenses	1,884,754	(793,615)		1,091,139

Operating (loss) income	(1,671,937)	(561,254)		(1,110,683)
Other income (expense):
(Loss) on sale of wire and cable business	—	(512,286)	(18)	(512,286)
(Gain) on sale of asset	60,757			60,757
Interest income	9,579	—		9,579
Interest expense and finance charges	(59,838)	—		(59,838)
Interest expense to shareholder	(35,512)	—		(35,512)

Other income (expense):	(25,014)	(512,286)		(537,300)

Net (loss) income	$(1,696,951)	$(48,968)		$(1,647,983)

Basic and diluted (loss) income per share	$(1.10)			$(1.07)

Basic and weighted average shares outstanding	1,539,962		(11)	1,539,962

Notes:

      The adjustments made in the unaudited pro forma condensed balance sheet represent the estimated elimination of assets and liabilities as if the asset sale to ANS had occurred on September 30, 2003. The adjustments made in the unaudited pro forma condensed statement of operations for the nine months ended September 30, 2003 represent the estimated impact to microHelix of the sale of the cable and wire division business as if the transaction had occurred on January 1, 2003.

(1)	Cash proceeds from the sale of the cable and wire division.

(2)	Sale of the raw materials, work-in-process and finished goods inventories used in the manufacture of cable and wire products.

(3)	Sale of prepaid expense and other assets that relate directly to the cable and wire division.

(4)	Sale of property, plant and equipment used in the manufacture of cable and wire products.

(5)	Deposits made on leased equipment.

(6)	Sale of certain specified patent and patent applications and other intellectual property used by the cable and wire division.

(7)	Trade payables related to the cable and wire division assumed by ANS.

(8)	Current portion of capital lease obligations relating to equipment used in the manufacture of cable and wire purchased by ANS.

(9)	Long term portion of capital lease obligations relating to equipment used in the manufacture of cable and wire purchased by ANS.

(10)	Payment of note payable to shareholder secured by equipment used in the manufacture of cable and wire products purchased by ANS.

(11)	Reflects 1-for-3 reverse stock split effective on December 5, 2003.

(12)	The net loss recorded on the sale of the cable and wire division.

(13)	Sales of cable and wire products for the nine months ended September 30, 2003.

(14)	Cost of sales associated with the sale of cable and wire products for the nine months ended September 30, 2003.

(15)	Research and development expenses associated with the cable and wire division for the nine months ended September 30, 2003.

(16)	Sales and marketing expenses, including commissions paid to manufacturing representatives, associated with the cable and wire division for the nine months ended September 30, 2003.

(17)	General and administrative expenses, primarily accounting and systems support, associated with the cable and wire division for the nine months ended September 30, 2003.

(18)	The net loss associated with the sale of the cable and wire division.

Risk Factors

      Set forth below is a summary of certain risks associated with the asset sale, as well as a summary of risks associated with our current operation of the cable and wire division. You should consider these risks, in addition to the other information contained in this proxy statement, in considering how to cast your vote.

     Risks Associated with the Asset Sale

      Our consummation of the asset sale is subject to a number of risks, including the following:

•	Although we expect that the proceeds from the asset sale will provide a portion of the resources we will need to expand our ultrasound division as contemplated, we may need additional capital that we have not yet secured and we cannot assure you that the proceeds of the asset sale, if realized, will be sufficient to fund these plans. If the proceeds are not sufficient, we may be required to seek additional financing. Such financing could be dilutive to our existing shareholders or may not be available on reasonable terms, or at all.

•	The cable and wire division represents a significant portion of our total assets and current operations, and existing revenues produced by the ultrasound division may not be sufficient to produce positive cash flow.

•	The success of our ultrasound division is partially dependent on securing long-term, predictable production contracts for cable assemblies from a number of the major original equipment ultrasound system manufacturers. In the past these major system manufacturers have changed their production demand, either up or down, on just a few weeks notice. As a result of these sudden changes, the ultrasound division often cannot adjust its expense levels rapidly enough to match short-term revenue levels, thereby causing unfavorable and unpredictable fluctuations in operating income. Although the ultrasound division is attempting to gain better visibility of future production schedules in order to reduce and minimize earnings fluctuations there can be no assurances that such improvements will be achieved.

•	In January 2003 we began a program to develop our own line of replacement ultrasound probes for sale to OEMs, distributors and to end-users. After a year of development effort we have completed work on our initial product. Although we have considerable experience in designing and manufacturing ultrasound cable assemblies we have never produced the complete probe assembly. There are several risks associated with this new business, including without limitation our ability to design and manufacture a broad range of ultrasound probes, our ability to secure third party transducers to be used in the probes, our ability to secure 510(k) clearance from the FDA and our ability to establish the required distribution channels to sell our product. If we are not successful in managing these risks then we will be even be more dependent on the traditional ultrasound OEM system houses as a source of revenue to cover the expenses of the ultrasound division.

•	There can be no assurance that the asset sale will not adversely impact the price of our common stock.

     Risks Associated with Our Current Operation of the Cable and Wire Division

      We are currently operating the cable and wire division until the consummation of the asset sale. These operations continue to result in negative cash flow, a trend which we believe will continue for the foreseeable future. We have nominal cash on hand, and our management, board of directors and financial advisor have been unsuccessful to date in identifying any potential capital source that would enable us to finance the division as it is structured today. We have been unsuccessful in securing a sufficient number of long-term production contracts that would provide adequate and predictable levels of cash flows that would allow us to fund the division from cash generated from operations. We believe that prospects for this situation improving are not promising, because in light of our weak financial position, a number of our current customers and prospects are reluctant to award us future production contracts. In addition, given the financial condition of the division a number of key employees may seek employment elsewhere, further eroding customer confidence in us and further diminishing the likelihood of any future volume contract awards. We believe that our current operating position will not enable us to meet our outstanding obligations in the near or long term, and that if the asset sale is not consummated we may be required to reorganize, cease operations or seek relief from debtors.

The Asset Purchase Agreement

     General

      Under the terms of the asset purchase agreement, ANS has agreed to purchase our cable and wire division. We will sell the assets associated with the cable and wire division for a purchase price of $1.5 million in cash, together with amounts necessary to repay a secured equipment loan to one of our directors and to pay off amounts under a lease covering certain of the purchased assets, and ANS will assume certain liabilities associated with the cable and wire division.

     Assets to Be Sold

      We have agreed to sell to ANS all of the assets associated with our cable and wire division located in Portland, Oregon as of the closing, including:

•	certain specified patents and patent applications, and other intellectual property used by the cable and wire division;

•	all of our tangible personal property used by the cable and wire division, such as machinery, equipment, furniture and fixtures and inventories of raw materials, work-in-process, finished goods and production supplies;

•	certain contracts related to the cable and wire division, including customer contracts and purchase orders, equipment leases and software and intellectual property license agreements;

•	customer lists, customer information and customer files for the cable and wire division; and

•	certain prepaid assets and expenses relating to the cable and wire division.

     Assets to be Retained

      We are not selling to ANS, and will retain, the following assets following the closing of the asset sale:

•	corporate records, including our minute books, seal, stock and attorney records;

•	cash on hand as of the closing;

•	accounts receivable accruing prior to closing (other than those payable by ANS or its affiliates);

•	our rights under the asset purchase agreement; and

•	all other assets not specifically purchased by ANS, including the assets used in our ultrasound division.

     Liabilities to be Assumed

      ANS will be responsible for all liabilities associated with the ownership, operation and use of the acquired assets and the operation of the cable and wire division after the closing. ANS will only assume certain of our liabilities, which generally are limited to:

•	ordinary course trade payables and accrued expenses existing at closing, up to $100,000, that relate to components, materials and supplies used in manufacturing the products of the cable and wire division; and

•	liabilities under the contracts assumed by ANS at closing.

     Liabilities to be Retained

      We will retain all liabilities not specifically assumed by ANS following the closing of the asset sale.

     Purchase Price

      The purchase price to be paid by ANS is (1) $1.5 million in cash, (2) an amount, not to exceed $227,000, sufficient to satisfy a secured equipment loan previously made by one of our directors, Richard G. Sass, to us and (3) an amount, estimated at $300,000, sufficient to pay off a lease covering certain equipment used by the cable and wire division. The amounts payable to Mr. Sass and under the equipment lease will be paid directly to Mr. Sass and the equipment lessor, respectively, at closing.

      The purchase price for the purchased assets also includes ANS’s assumption of certain liabilities associated with the cable and wire division, as described under “ — Liabilities to be Assumed” above.

     Closing

      The closing of the asset sale is expected to take place as soon as practicable after the special meeting of shareholders scheduled for April      , 2004, and all conditions to closing specified in the asset purchase agreement are satisfied or waived.

     Representations and Warranties

      We have made a number of customary representations and warranties, subject in some cases to customary qualifications, to ANS in the asset purchase agreement regarding aspects of our cable and wire division, contracts, intellectual property, and other facts pertinent to the asset sale, including, among other things, representations relating to:

•	our corporate organization, existence and qualification to do business;

•	our authorization to enter into the asset sale;

•	the completeness of our corporate records made available to ANS;

•	our ownership of the assets being purchased by ANS;

•	the effectiveness of the lease of our Portland, Oregon facility;

•	the disclosure of litigation involving the cable and wire division or assets;

•	the quality of our inventory;

•	the condition of the purchased assets;

•	the absence of conflicts with existing agreements resulting from the consummation or performance of the asset sale;

•	the absence of requirements that we obtain governmental consents to or approvals of the asset sale;

•	our financial statements;

•	the absence of undisclosed liabilities;

•	the absence of any material adverse change and certain other material changes relating to the cable and wire division or the purchased assets since December 31, 2003;

•	our compliance with applicable laws and regulations;

•	our ownership of requisite permits and licenses required in connection with the cable and wire division’s business;

•	the disclosure of material agreements relating to the business of the cable and wire division;

•	our right, title and interest in our patents and other intellectual property and the enforceability and non-infringement of such intellectual property that are part of the purchased assets;

•	the disclosure of the principal customers and suppliers of the cable and wire division;

•	matters relating to employees of the cable and wire division;

•	the absence of any untrue statement of material fact or omission that would make any of our representations or warranties contained in the asset purchase agreement misleading; and

•	certain facts underlying the trade payables of the cable and wire division included in the liabilities to be assumed by ANS.

      Our representations and warranties will survive for a period of one year following the closing of the asset sale, except that our representations and warranties relating to our authority to consummate the asset sale, our title to the assets sold to ANS and the lack of violation of laws and other regulations applicable to the transaction continue in full force and effect until the expiration of any applicable statute of limitations. In addition, if at any time prior to the end of these periods we receive notice from ANS of a claim for indemnification, then that claim will survive until the claim is fully and finally resolved, despite the limitations outlined above.

      ANS has made a number of customary representations and warranties, subject in some cases to customary qualifications, to us in the asset purchase agreement regarding its corporate organization, its authority to enter into the asset sale, and other facts pertinent to the asset sale, including those relating to:

•	ANS’s corporate organization, existence and good standing;

•	ANS’s authority to enter into and perform its obligations under the asset purchase agreement;

•	the absence of conflicts with applicable laws and regulations and existing agreements resulting from the execution and delivery of the asset purchase agreement or the consummation of the asset sale;

•	the absence of requirements that ANS obtain governmental consents to or approvals of the asset sale;

•	the absence of any untrue statement of material fact or omission that would make any of ANS’s representations or warranties contained in the asset purchase agreement misleading; and

•	ANS’s ability to pay the purchase price.

      All of ANS’s representations and warranties continue in full force and effect for one year following the closing of the asset sale.

      The representations and warranties contained in the asset purchase agreement are complicated and not easily summarized. You are urged to carefully read Articles 3 and 4 of the asset purchase agreement attached as Appendix A to this proxy statement, entitled “Representations and Warranties of the Company” and “Representations and Warranties of Buyer,” respectively.

     Covenants and Agreements

      Under the asset purchase agreement, we have agreed that we will comply with certain restrictions relating to the operation of the cable and wire division prior to the closing of the asset sale. These restrictions include provisions relating to the following matters:

•	operating the cable and wire division in ordinary course and maintaining necessary permits and insurance policies;

•	permitting ANS and its representatives access to records and information relating to the purchased assets and the cable and wire division, and to employees and customers of the division;

•	making repairs to the purchased assets consistent with our past practice;

•	using best efforts to solicit and obtain the approval of the asset purchase agreement by our shareholders.

      We have also agreed that we will not initiate, solicit, encourage or respond to (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to: (1) any merger, consolidation, share exchange, business combination or similar transaction; (2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets used in the cable and wire division; or (3) any offer for 10% or more of our outstanding shares of capital stock, or enter into discussions or negotiate with any person in furtherance of such inquiries or to obtain such a transaction, or endorse or agree to endorse any such transaction, or authorize or permit any of our officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative we retain, to take any such action. We have agreed to notify ANS if we receive any such inquiries or proposals, and to forward a copy of any such inquiry or proposal to ANS. Notwithstanding these agreements, our board retains the right to accept unsolicited offers for the company or our assets, provide that if it does so we are required to reimburse ANS for its reasonable and actual expenses in connection with this transaction plus $200,000.

      In addition, both we and ANS have agreed to:

•	refrain from taking action prior to the closing that would cause a closing condition not to be fulfilled or to cause a representation to become untrue, and take reasonable steps to fulfill the closing conditions and consummate the asset sale;

•	mutually agree upon press releases or public statements relating to the asset sale;

•	pay our own accounting, legal, banking, taxes and other fees, costs and expenses associated with the asset sale;

•	allocate the purchase price among the purchased assets in a specified manner; and

•	maintain the confidentiality of information supplied by the other party as set forth in the asset purchase agreement.

      After the closing, we have agreed not to compete with ANS in certain respects without their written consent. For five years after the closing, we have agreed not to:

•	engage in the business conducted by the cable and wire division in the United States or its territories in which we engaged in such business prior to the closing, provided that this agreement will not restrict our ability to conduct business within the ultrasound division;

•	influence customers of ANS or its affiliates in the United States or its territories to purchase goods or services relating to the business of the cable and wire division prior to closing from a person other than ANS or an affiliate; and

•	employ or attempt to employ any persons who are or have been within the preceding 12 months employees of ANS or an affiliate, or to influence or seek to influence any such employee to leave the employment of ANS or an affiliate.

Notwithstanding these agreements, for a period of six months following the closing, we may elect to continue or assume certain existing customer relationships that ANS elects to terminate or allow to lapse.

      We have also agreed that following the closing we will maintain the confidentiality of the intellectual property and other proprietary information included in the purchased assets, and take such further action as is necessary to fully transfer the purchased assets and assumed contracts to ANS.

      ANS may offer employment to certain of our employees employed with the cable and wire division, subject to each such employee’s satisfactory completion of ANS’s employment application process. However, ANS will not be required to employ any such employee for any specified period of time, or to modify the terms of such employment. ANS is not responsible for any severance payments or other liabilities or obligations to any of our employees or former employees who do not accept an offer of employment from ANS.

      The covenants in the asset purchase agreement are complicated and not easily summarized. You are urged to carefully read Articles 5, 6, 7 and 10 of the asset purchase agreement attached as Appendix A to this proxy statement, entitled “Covenants of the Company,” “Covenants of Buyer,” “Mutual Covenants” and “Noncompetition Agreement,” respectively.

     Conditions to Completion of the Asset Sale

      Our obligation to complete the asset sale are subject to the satisfaction or waiver at or prior to the closing of each of the following conditions:

•	each of ANS’s representations and warranties in the asset purchase agreement must be true and correct in all material respects as of the closing date;

•	ANS must have performed and complied in all material respects with all of its covenants and agreements;

•	there must not be any pending or threatened litigation in any court or before a governmental entity seeking to seeking relief with respect to the asset purchase agreement or the asset sale; and

•	all necessary corporate, contractual and governmental consents, approvals, orders, authorizations or notices have been obtained, including approval of the asset sale by our shareholders.

We do not anticipate waiving any condition to the asset sale. Prior to closing, we have the right to waive any or all conditions, and we would waive one or more conditions if we believed it to be in the company’s best interest and the best interest of our shareholders to do so. Notwithstanding this right, we presently do not intend to consummate the asset sale if our shareholders do not approve it. We cannot at this point determine whether we would resolicit proxies in the event that we decide to waive any of the other conditions to closing. This decision would depend on the facts and circumstances leading to our decision to complete the asset sale and whether we believe there has been a material change in the terms of the asset sale and the effect of such change on our shareholders.

      ANS’s obligation to complete the asset sale are subject to the satisfaction or waiver at or prior to the closing of each of the following conditions:

•	each of our representations and warranties in the asset purchase agreement must be true and correct in all material respects as of the closing date;

•	we must have performed and complied in all material respects with all of our covenants and agreements;

•	there must not be any pending or threatened litigation in any court or before a governmental entity seeking to seeking relief with respect to the asset purchase agreement or the asset sale;

•	all necessary corporate, contractual and governmental consents, approvals, orders, authorizations or notices have been obtained;

•	ANS must have received an opinion from our legal counsel addressing certain customary legal matters; and

•	ANS must have entered into a sublease agreement for a portion of our Portland, Oregon facility sufficient to operate the cable and wire division.

     Indemnification

      We have agreed in the asset purchase agreement to indemnify ANS for any adverse consequences arising from, as a result of, or in connection with:

•	any breach of a representation, warranty or covenant we made in the asset purchase agreement, subject to the applicable survival periods, as described under “—Representations and Warranties” above; and

•	liabilities that are not assumed by ANS.

      ANS has also agreed to indemnify us with respect to any breach of a representation, warranty or covenant made by it under the asset purchase agreement, subject to the applicable survival periods, as described under “— Representations and Warranties” above.

      Neither party is entitled to recover from the other with respect to the indemnification obligations described above unless all claims exceed $50,000. After such limit has been exceeded, the indemnified party may recover the entire amount of the claims. In the absence of fraud or willful misconduct, there is an aggregate ceiling of $1.0 million on each party’s indemnification obligation.

     Termination

      The asset purchase agreement may be terminated in accordance with its terms at any time prior to the closing of the asset sale, whether before or after the approval of the asset sale by our shareholders at the special meeting:

•	by mutual written consent of us and ANS;

•	by ANS or us if a condition to our respective performance under the asset purchase agreement has not been satisfied or waived prior to April 30, 2004; if our Board withdraws or modifies in a manner adverse to ANS its approval or recommendation of the asset purchase agreement or fails to recommend to our shareholders that they approve the asset purchase agreement; or if we enter into a definitive agreement for a sale transaction with another party (see “— Conditions to Completion of the Asset Sale” above); and

•	by us, if our board of directors, in furtherance of its fiduciary duty to our shareholders, agrees to accept an unsolicited offer for us or our assets.

      A party may not terminate the asset purchase agreement as described above if the event giving rise to the right to terminate results from the willful failure of such party to perform under the asset purchase agreement or if such party is, at that time, in material breach of the asset purchase agreement.

Material Federal Income Tax Consequences

      Although the asset sale will be a taxable transaction, we do not expect that there will be any material tax consequences to us as a result of the asset sale.

      We also do not anticipate any direct tax consequence to our shareholders as a result of the asset sale. However, if we were to make a non-liquidating distribution or a liquidating distribution following the asset sale, the receipt of these distributions by our shareholders may have tax consequences to our shareholders. We presently do not intend to make any such distribution.

      Your are encouraged to consult your tax advisor regarding the specific tax consequences of the asset sale to you, including the application and effect of state, local and foreign income and other tax laws.

Conflicts of Interest; Interests of Certain Persons

      We will use approximately $227,000 of the proceeds from the sale of the cable and wire division to ANS to repay a secured loan for the purchase of certain equipment made to us by Richard G. Sass. Mr. Sass is one of our directors and the beneficial owner of approximately 23.2% of our common stock. The loan from Mr. Sass bears annual interest at 9.0% and becomes due and payable in full on December 31, 2004.

Regulatory Approval

      We are not aware of any regulatory requirements or governmental approvals or actions that may be required to consummate the asset sale, except for compliance with the applicable regulations of the Securities and Exchange Commission in connection with this proxy statement and the Oregon Business Corporation Act in connection with the asset sale. If any governmental or regulatory approval or action is or becomes required, we would seek that additional approval or action.

Possible Dissenters’ Rights

      If, under Oregon law, the sale of the cable and wire division to ANS constitutes a sale of “substantially all of [our] property” other than in the ordinary and usual course of our business, our shareholders who fulfill the requirements of Sections 60.551 through 60.594 of the Oregon Business Corporation Act (the “OBCA”) would be entitled to dissent from the asset sale and receive payment for the fair value of their shares of common stock on the terms and conditions described below.

      As indicated under “— General” above, we do not believe that the asset sale is a sale of substantially all of our property under Oregon law and, accordingly, do not believe that dissenters’ rights to payment arise by reason of the asset sale. If, contrary to our belief, such rights of dissent and payment are available, Sections 60.551 through 60.594 of the OBCA set forth those rights.

      The following discussion is not a complete statement of the law pertaining to dissenters’ rights under the OBCA and is qualified in its entirety by the full text of Sections 60.551 through 60.594 of the OBCA, which is reprinted in its entirety and attached hereto as Appendix B.

      Appendix B should be reviewed carefully by any shareholder who wishes to exercise dissenters’ rights or who wishes to preserve the right to do so, because failure to comply with the procedures set forth in the statute will result in a loss of those rights.

      A shareholder who wishes to dissent from the proposed transaction must satisfy the following conditions, among others:

•	Written objection. The shareholder must file a written objection to the proposed transaction with us at our offices at 16125 SW 72nd Avenue Portland, OR 97224, Attention: Mr. Tyram H. Pettit, President, prior to the vote to be taken at the special meeting.

•	Not vote in favor. The shareholder must not vote in favor of approval of the proposed asset sale.

      If the asset sale is approved by our shareholders, we must send written notice, along with a copy of Sections 60.551 through 60.594 of the OBCA, no later than 10 days after the approval, to each dissenting shareholder (1) stating where such shareholder must send his or her written payment demand, (2) stating where and when certificates representing such shareholder’s common stock must be deposited, (3) containing a form for demanding payment, which requires the dissenting shareholder to certify that he or she acquired beneficial ownership before the first public announcement of the proposed transaction, and (4) setting a date by which such written payment demand must be received (not fewer than 30 or more than 60 days after the date the notice was delivered to the dissenting shareholder). A shareholder who does not demand payment, certify that he or she acquired the shares before the first public announcement or deposit his or her shares within the time provided by such notice will not be entitled to dissenters’ rights.

      We must pay to each dissenting shareholder who complies with the procedures described above, as soon as the asset sale closes, or upon receipt of a payment demand, the amount that we estimate to be the fair value of the dissenting shareholder’s shares. The term “fair value” means the value of the shares immediately before the asset sale, excluding any appreciation or depreciation in anticipation of the asset sale, unless such exclusion would be inequitable. We must provide, along with such payment, our balance sheet, income statement and statement of changes in shareholders’ equity for our last fiscal year and any recent interim financial statements, an explanation of how we estimated the fair value of the shares and how the accrued interest was calculated and certain other information.

      We may elect to withhold payment from a dissenting shareholder if such shareholder was not the beneficial owner of the shares of common stock before the date that the proposed transaction was publicly announced. In that event, we may force the dissenting shareholder to pursue judicial determination of the value of the shares unless the dissenting shareholder agrees to accept the amount specified by us as the fair value in full satisfaction of the dissenting shareholder’s rights.

      Any dissenting shareholder who is dissatisfied with our payment or such offer may, within 30 days following the payment or offer for payment, notify us in writing of his or her estimate of the fair value of his or her shares and the amount of interest due, and demand payment therefor. If any dissenting shareholder’s demand for payment is not settled within 60 days after we receive the estimate and demand, we must commence a proceeding in Washington County Circuit Court to determine the fair value of the shares, naming all dissenting shareholders whose demands remain unsettled as parties to the proceeding. The court may appoint one or more persons as appraisers to receive evidence and recommend the fair value of the shares. Court costs and approval fees would be assessed against us, except that the court may assess such costs against some or all of the dissenting shareholders to the extent that the court finds that they acted arbitrarily, vexatiously or not in good faith in demanding payment or to the extent the court finds equitable.

      Any shareholder who fails to follow the procedures detailed above will lose any right to dissent from the proposed transaction. A negative vote, alone, will not constitute the written objection required prior to the special meeting. Any shareholder making a written demand for payment is thereafter entitled only to payment as provided in the OBCA. He or she is no longer entitled to vote or otherwise exercise any shareholder rights as to his or her shares of common stock. Our consent is required for the withdrawal of demand for payment.

Vote Required

      To approve the sale of the Division, the number of votes cast in favor of the proposal by holders of our common stock must exceed one-half of the number of votes eligible to be cast at the special meeting. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists, but are not counted and have no effect on the determination of whether the number of votes cast in favor of the proposed transaction exceeds one-half of the number of votes eligible to be cast at the special meeting.

Recommendation of the Board

OUR BOARD OF DIRECTORS BELIEVES THAT THE SALE OF THE ASSETS ASSOCIATED WITH THE CABLE AND WIRE DIVISION TO ANS UNDER THE TERMS OF THE ASSET PURCHASE AGREEMENT IS FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND OUR SHAREHOLDERS, AND UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ASSET SALE.

OTHER MATTERS

      As of the date of this proxy statement, our board of directors does not know of any other matters to be presented for action by the shareholders at the special meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of our board of directors.

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS FOR ANNUAL MEETING

      Any shareholder proposal intended for inclusion in the proxy statement and form of proxy relating to the Company’s 2004 Annual Meeting of Shareholders should have been received by the Company not later than December 19, 2003, pursuant to the proxy solicitation regulations of the SEC. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and form of proxy for such meeting any shareholder proposal which does not meet the requirements of the SEC in effect at the time.

COST OF SOLICITATION

      Proxies may be solicited on behalf of the board of directors by regular employees in person or by mail, telephone or facsimile transmission. We will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses incurred in forwarding proxies and proxy materials to the beneficial owners of such shares. We will bear all solicitation costs. We may also retain one or more third parties to assist in the solicitation of proxies at an estimated cost of up to $5,000 plus reasonable out-of-pocket expenses. This solicitation, if conducted, will be by mail, telephone, and other means.

By Order of the Board of Directors

JAMES M. WILLIAMS
Chairman of the Board

Portland, Oregon

March      , 2004

APPENDIX A

Asset Purchase Agreement

ASSET PURCHASE AGREEMENT

by and between

ADVANCED NEUROMODULATION SYSTEMS, INC.

“Buyer”

and

MICROHELIX, INC.

the “Company”

March 5, 2004

ASSET PURCHASE AGREEMENT

      This Asset Purchase Agreement (this “Agreement”) is made and entered into to be effective as of March 5, 2004, by and between Advanced Neuromodulation Systems, Inc., a Texas corporation or its assignee (“Buyer”) and microHelix, Inc., an Oregon corporation (the “Company”).

PRELIMINARY STATEMENTS

      The Company is engaged in the business of designing, manufacturing and marketing customized electronic micro-interconnect systems for the ultrasound, minimally invasive and fully implantable medical device markets.

      The Company desires to sell to Buyer, and Buyer desires to purchase from the Company, substantially all of the Company’s assets used in or by the Company’s Cable & Wire Division operated out of Portland, Oregon (the “Division”), on the terms and conditions set forth in this Agreement. The purchased assets exclude all other Company assets, including assets used in its Ultrasound Division operated out of State College, Pennsylvania, Nogales, Mexico and Tucson, Arizona.

      NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Purchase and Sale

      1.1 Agreement to Purchase and Sell. At the closing of the transactions contemplated by this Agreement (the “Closing”), the Company agrees to sell, transfer, assign and deliver to Buyer the Purchased Assets (as hereinafter defined), and Buyer agrees to purchase and take the Purchased Assets, on the terms and subject to the conditions set forth in this Agreement. As used herein, the “Purchased Assets” consists of all the assets, properties, privileges, claims and contracts of every kind and description (personal, and mixed, tangible and intangible), located in Portland, Oregon and used in or by the Division, other than the Excluded Assets (as hereinafter defined), including but not limited to the following:

(a) All equipment and tooling (including molds, fixtures, adhesive dispensing, coil winding and cleanhoods), vehicles, inventory, work-in-process, raw materials and other tangible personal property, whether owned or leased, listed on Schedule 1.1(a) with the inventory identification on Schedule 1.1(a) being the inventory existing as of December 31, 2003, which will be adjusted as of Closing to reflect sales of products, purchases and manufacturing activities made and conducted in the ordinary course of business between such date and Closing);

(b) All technical, design, engineering, manufacturing or marketing information and all other intangible property, including but not limited to, intellectual property, trade secrets, patents, patent applications, unpatented inventions, patent licenses, trademarks and trade names, copyrights, drawings and designs, computer software and software licenses (to the extent assignable) and other proprietary information related solely to the Division (the “Intellectual Property”);

(c) All rights in, to and under the contracts listed on Schedule 1.1(c) and the outstanding purchase orders and task orders identified in Schedule 1.1(c);

(d) All customer lists, customer information, and customer files;

(e) All inventory;

(f) All prepaid assets and prepaid expenses listed on Schedule 1.1(f);

(g) To the extent transferable, all business and governmental licenses, permits, certificates, approvals, exemptions, registrations and authorizations (including any pending applications therefor) listed on Schedule 1.1(g); and

(h) Goodwill and other intangible assets related to the Division.

      1.2 Excluded Assets. Notwithstanding the provisions of Section 1.1, the Purchased Assets will exclude all other Company’s assets, including those used in its Ultrasound Division operated out of State College, Pennsylvania, Nogales, Mexico and Tucson, Arizona, any real estate owned or leased by the Company, cash, cash equivalents, accounts receivable payable by persons or entities other than Buyer, Hi-Tronics Designs, Inc. or their Affiliates (“Non-ANS Receivables”), the minute books, the seal, stock and attorney records of the Company and certain other assets of the Company more particularly described on Schedule 1.2 (collectively, the “Excluded Assets”). The Assets would also exclude any other assets that ANS may hereafter specify as excluded. For purposes of this Agreement, “Affiliate” means (a) a corporation, limited liability company, partnership or other association which, or an individual who, owns a controlling interest in another person by stock or equity ownership or otherwise, (b) a corporation, limited liability company, partnership or other association in which a person owns a controlling interest, by stock or equity ownership or otherwise, or (c) a corporation, limited liability company, partnership or other association in which a controlling interest by stock or equity ownership or otherwise is owned by a corporation, limited liability company, partnership or other association which, or an individual who, also owns a controlling interest in a person by stock or equity ownership or otherwise. A “controlling interest” will mean ownership or control of 50% or more of the shares of stock entitled to vote for the election of directors in the case of a corporation, or 50% or more of the voting power in the case of a business entity other than a corporation.

      1.3 Assumed Liabilities. It is understood and agreed that Buyer will not assume any direct or indirect debts, obligations or liabilities of the Company of any nature, whether absolute, accrued, contingent, liquidated or otherwise, and whether due or to become due, asserted or unasserted, known or unknown (collectively, “Liabilities”), except that, at the Closing, Buyer will assume, subject to the last sentence of this Section 1.3:

(a) ordinary course trade payables and accrued expenses existing at Closing, up to an aggregate maximum of $100,000, relating to components, materials and supplies used in manufacturing the Division’s products incurred by the Company in the ordinary course of business (such trade payables and accrued expenses existing as of a recent date are identified on Schedule 1.3(a) hereto); and

(b) the specific contractual obligations that are identified on Schedule 1.3(b).

Such assumed liabilities are referred to as the “Assumed Liabilities,” and any such assumed contractual obligations are referred to as the “Assumed Agreements”. All other Liabilities of the Company will be retained by the Company. For purposes of this Agreement, the Assumed Liabilities do not include any Liabilities resulting from or relating to (i) any breach or default by the Company arising prior to the Closing or occurring as a result of the Closing or (ii) any event arising prior to the Closing or occurring as a result of the Closing that with notice or lapse of time would constitute a breach or default by the Company.

      1.4 Purchase Price. The aggregate consideration to be paid to the Company for the Purchased Assets (the “Purchase Price”) will be:

(a) an amount in cash equal to the aggregate of (i) $1.5 million in cash payable at Closing, plus (ii) an amount sufficient to satisfy in whole the equipment term loan made by Richard Sass to the Company, which is secured by a lien on certain microextruder equipment, intellectual property and other assets, which total amount will not exceed $227,000 as of the closing of the transaction, plus (iii) an amount sufficient to repay the equipment lease with Vencore Solutions and release from security interests held by Vencore Solutions in those four lasers, coil winders and wire braider covered by the lease, which amount will not exceed $299,496.89 less reductions related to scheduled monthly payments due after the date of this Agreement and prior to the Closing Date; and

(b) the assumption of the Assumed Liabilities.

ARTICLE II

Closing

      2.1 Time and Place. The Closing will occur at the offices of Buyer on the date on which all of the Closing Conditions set forth in Article VIII are satisfied or waived (the “Closing Date”).

      2.2 Closing Deliveries. At the Closing,

(a) Buyer will deliver to the Company the following, each of which will be duly executed by the parties thereto, as applicable, and will be in form and substance satisfactory to the Company and its legal counsel:

(i) a wire transfer in immediately available funds in the amount of the cash portion of the Purchase Price;

(ii) an assignment and assumption agreement pursuant to which Buyer will assume the Assumed Liabilities;

(iii) a certificate dated the Closing Date to the effect that the representations and warranties of Buyer contained in this Agreement are true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and the covenants and agreements of Buyer to be performed on or before the Closing Date in accordance with this Agreement have been duly performed in all material respects.

(b) The Company will deliver to Buyer the following documents, each of which will be duly executed by the parties thereto and will be in form and substance reasonably satisfactory to Buyer and its legal counsel:

(i) bills of sale, patent assignments and other instruments of assignment, transfer and conveyance and such other documents necessary or desirable to transfer good and marketable title to the Purchased Assets to Buyer, free and clear of any Liens (as such capitalized term is defined in Section 3.4), other than as permitted in Section 3.4;

(ii) an officer’s certificate with incumbency and including the charter, the bylaws, applicable resolutions of its Board of Directors and certificates of existence or of good standing in those jurisdictions in which the Company does business and is required to be qualified with respect to the business conducted through the Division;

(iii) all consents, approvals, authorizations and permits of governmental and other third parties required to be obtained by the Company to effect the transfer of the Purchased Assets and the Assumed Liabilities and the other transactions contemplated hereby;

(iv) a certificate dated the Closing Date of the Company to the effect that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects on and as of the Closing Date as though such representations and warranties had been made on and as of such date, and the covenants and agreements of the Company to be performed on or before the Closing Date in accordance with this Agreement have been duly performed in all material respects; and

(v) the originals or copies of all of the Company’s books, records, ledgers, disks, proprietary information and other data and all other written or electronic depositories of information relating to the Purchased Assets and the Assumed Liabilities requested by Buyer or its legal counsel (excluding those comprising Excluded Assets). If the originals are acquired by Buyer, the Company will have access at reasonable times and with reasonable notice to such information for the limited purpose of responding to any tax audit or any litigation regarding the Company’s operations prior to Closing.

ARTICLE III

Representations and Warranties of the Company

      The Company hereby represents and warrants to Buyer as follows, subject to such exceptions as are set forth in the disclosure schedules attached to this Agreement supplied by the Company to Buyer (the “Disclosure Schedules”):

      3.1 Organization and Qualification. The Company is a corporation duly organized and validly existing under the laws of the State of Oregon. The Company has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as presently conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing would not have a Material Adverse Effect. As used herein, Material Adverse Effect means any change or effect that individually or when taken together with all other such changes or effects, would be materially adverse to the business, operations, assets, condition (financial or otherwise), results of operations or Liabilities of the Division.

      3.2 Authority. The Company has all requisite corporate power and authority to execute, deliver and perform under this Agreement and all other agreements and instruments required to be executed and delivered by the Company hereunder (together with this Agreement, as each may be amended, modified, or supplemented, the “Company Documents”). Subject to the receipt of shareholder approval as referred to in Section 5.12, the execution, delivery and performance by the Company of each Company Document have been duly authorized, and all other action on the part of the Company necessary to authorize the execution of this Agreement and the consummation of the transactions contemplated herein has been taken. The Company has obtained the written approval of shareholders who beneficially own approximately 44.6% of the voting capital stock of the Company and has provided Buyer with copies of the voting agreements and/or irrevocable proxies reflecting such approval. This Agreement has been, and at the Closing the other Company Documents will be, duly executed and delivered by the Company. This Agreement is, and, upon execution and delivery by the Company at the Closing, each of the other Company Documents will be, a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with their respective terms.

      3.3 Books and Records; Ownership. The Company has made available to Buyer true, correct and complete copies of the Company’s charter, bylaws, and authorizing board resolutions relating to the transactions contemplated by this Agreement.

      3.4 Title to Purchased Assets. The Company owns and has good, valid and marketable title to, or holds by valid and existing lease or license, all of the Purchased Assets free and clear of any liens, claims, security interests or encumbrances (collectively, “Liens”), other than (a) Liens for current taxes not yet due; (b) workers’, repairmen’s and similar Liens imposed by Law that have been incurred in the ordinary course of business; (c) the Liens described in Schedule 3.4; and (d) such encumbrances, if any, which are not material in character, amount or extent, and which do not materially interfere with the present use of the property subject thereto or affected thereby. Prior to the Closing, the Liens described in Schedule 3.4 that affect the Purchased Assets will be released. The execution and delivery of the Company Documents by the Company at the Closing will convey to and vest in Buyer good and marketable title to the Purchased Assets, free and clear of any Liens except for Liens for current taxes not yet due or such encumbrances, if any, which are not material in character, amount or extent, and which do not materially interfere with the present use of the property subject thereto or affected thereby.

      3.5 Real Estate. Attached as Schedule 3.5 are correct and complete copies of the lease relating to the real property used by the Company in conducting the Division’s business, including all amendments, modifications and renewals thereof (collectively, the “Leased Real Estate”). With respect to the Leased Real Estate, except as identified in Schedule 3.5, (a) to the Company’s knowledge, no party to such lease has repudiated any provision thereof; and (b) the Company has not received any notice of breach, default or violation of any such lease.

      3.6 Litigation. There are no pending or, to the knowledge of Company, threatened lawsuits, administrative proceedings or reviews, arbitrations, or formal or informal complaints, investigations or inquiries (collectively, “Proceedings”) relating to the Division, the Division’s business, or the Purchased Assets.

      3.7 Inventories. Except as set forth in Schedule 3.7, the inventories of the Company included in the Purchased Assets are and will be of a quality and quantity usable or salable in the ordinary course of business and do not include items below standard quality, or damaged items or items not salable in the ordinary course of the Division’s business.

      3.8 Condition and Sufficiency of Purchased Assets. Except as set forth in Schedule 3.8, the Purchased Assets (a) are fit and usable in all material respects for the purposes for which they are presently being used; (b) are in good operating condition and repair, ordinary wear and tear excepted; (c) in the reasonable business judgment of the Company, will not require major overhaul or repair in the immediate future, (d) to the knowledge of the Company, conform with all applicable laws, rules and regulations; (e) except for the Excluded Assets, constitute all of the assets and properties used by the Company in connection with the operation of the Division; and (f) except for the Excluded Assets, are sufficient in the reasonable business judgment of the Company to conduct the business of the Division as it has heretofore been conducted.

       3.9 No Violation. Except as set forth on Schedule 3.9, neither the execution or delivery of any of the Company Documents nor the consummation of the transactions contemplated thereby, including without limitation the transfer of the Purchased Assets to Buyer and the assumption by Buyer of the Assumed Liabilities, will conflict with or result in the breach of any term or provision of, or violate, or constitute a default under, or result in the creation of any Lien on the Purchased Assets pursuant to, or relieve any third party of any obligation to the Company or give any third party the right to terminate or accelerate any obligation under, any provision of the Company’s articles of incorporation or bylaws, Material Agreement (as defined in Section 3.16, instrument, transferable Permit (as defined in Section 3.15), or to the knowledge of the Company, any order, law or regulation to which the Company is a party or by which the Company or any of the Purchased Assets is in any way bound or obligated.

      3.10 Governmental Consents. Except as set forth on Schedule 3.10, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental or quasi-governmental agency, authority, commission, board or other body (including, but not limited to, the Food and Drug Administration (the “FDA”)) (collectively, a “Governmental Body”) is required on the part of the Company in connection with the transactions contemplated by this Agreement.

      3.11 Financial Statements. Prior to the date hereof, the Company has delivered to Buyer (a) true and complete copies of the unaudited balance sheet of the Company as of December 31, 2003 (the “Latest Balance Sheet”) and (b) the related unaudited statements of income and retained earnings (deficit) for the year then ended (collectively, the “Financial Statements”). The Financial Statements present fairly the financial condition of the Company at the dates specified and the results of its operations for the periods specified. The Financial Statements do not contain any items of a special or nonrecurring nature, except as expressly stated therein. The Financial Statements have been prepared from the books and records of the Company, which accurately and fairly reflect in all material respects all material transactions of, acquisitions and dispositions of assets by, and incurrence of liabilities by the Company.

      3.12 Absence of Undisclosed Liabilities. The Company has no Liabilities except for (a) Liabilities reflected in the Latest Balance Sheet; (b) trade payables and accrued expenses arising since the date of the Latest Balance Sheet in the ordinary course of business consistent with past practices; (c) obligations to be performed in the ordinary course of business consistent with past practice under Material Agreements, and (d) other Liabilities disclosed on Schedule 3.12.

      3.13 Absence of Material Adverse Change. Except as set forth in Schedule 3.13, since the date of the Latest Balance Sheet there has not been (a) any increase in salary, bonus or other compensation to any employees or agents of the Division, other than annual increases and bonuses made in the ordinary course of business consistent with past practices; (b) any breach or default (or event that with notice or lapse of time would constitute a breach or default), termination or threatened termination under any Material Agreement of the Division; (c) any theft, damage, destruction, casualty loss, condemnation or eminent domain proceeding affecting any of the Purchased Assets with a book or fair market value in excess of $5,000, whether or not covered by insurance; (d) any sale, assignment or transfer of any of the assets of the Division, except for inventory in the ordinary course of business consistent with past practices and other assets with a book or fair market value less than $5,000 individually or $25,000 in the aggregate; (e) any change by the Company in its accounting or tax reporting methods, principles or practices; (f) any other transaction, agreement or commitment entered into by the Company affecting the Company’s business or operations or any of the Purchased Assets or Assumed Liabilities, except in the ordinary course of business consistent with past practices; (g) a loss of any material customer or supplier; or (h) any agreement or understanding to do or resulting in any of the foregoing.

      3.14 Compliance With Laws. The Company’s use, operation and maintenance of the Purchased Assets during the past five years have been in material compliance with, and have not violated or contravened in any material respect, all applicable statutes, laws, ordinances, decrees, orders, rules or regulations of any Governmental Body, including without limitation, federal, state and local laws relating to the manufacture or sale of medical devices or components thereto, occupational health and safety, the environment, employment and labor matters.

      3.15 Permits. With respect to the Division, the Company owns or possesses from each appropriate Governmental Body all right, title and interest in and to all permits, licenses, authorizations, approvals, quality certifications, franchises or rights (collectively, “Permits”) issued by any Governmental Body required in connection with the conduct of the business of the Division, except where the failure to own or possess one or more Permits would not have a Material Adverse Effect. No loss or expiration of any such Permit is pending or, to the knowledge of the Company, threatened or reasonably foreseeable, other than expiration in accordance with the terms thereof.

      3.16 Material Agreements.

(a) Schedule 3.16 lists each agreement and arrangement relating to the Division’s business, whether written or oral, (x) to which the Company is a party or by which the Company or any of the Purchased Assets is bound and (y) that is material to the Division or the Purchased Assets (collectively, the “Material Agreements”), including without limitation (i) any product development, manufacturing, supply, distribution or other agreements or arrangements pursuant to which third parties are or will be entitled or obligated to purchase or use any of the Purchased Assets with an aggregate purchase price in excess of $5,000; (ii) any leases or licenses with a term of one year or more or pursuant to which the Company is entitled to or obligated to pay in excess of $5,000; (iii) any capital or operating leases or conditional sales agreements relating to vehicles or equipment pursuant to which the Company is entitled or obligated to pay in excess of $5,000; (iv) any supply or manufacturing agreements or arrangements pursuant to which the Company is entitled or obligated to acquire any assets from a third party with an aggregate purchase price in excess of $5,000; (v) any employment, consulting, noncompetition, separation, collective bargaining, union or labor agreements or arrangements; (vi) any agreement evidencing, securing or otherwise relating to any indebtedness in excess of $5,000 for which the Company has any Liability, (vii) any agreement with or for the benefit of any member, manager, officer or employee of the Company, or any Affiliate or family member thereof; and (viii) any other agreement or arrangement pursuant to which the Company could be required to make or be entitled to receive aggregate payments in excess of $5,000 and which is not cancelable without penalty upon 30 days notice.

(b) The Company has performed all of its obligations in all material respects under each Material Agreement, and to the knowledge of the Company, there exists no breach or default (or event that with notice or lapse of time would constitute a breach or default) of any material provision under any Material Agreement.

(c) To the knowledge of the Company each Material Agreement is valid, binding and in full force and effect and enforceable in accordance with its respective terms. There has been no termination or, to the knowledge of the Company threatened termination or notice of default, under any Material Agreement. The Company has delivered to Buyer a copy of each written Material Agreement.

(d) Except as set forth in Schedule 3.16, no consent of any Person is required in connection with the assignment to and assumption by Buyer of any Material Agreement in connection with the transactions contemplated by this Agreement.

      3.17 Intellectual Property Rights. Set forth on Schedule 3.17 is a complete list of all patents, trademarks, service marks, trade names and copyrights, and applications for and licenses (to or from the Company) with respect to any of the foregoing that is (a) owned by the Company and used by or useful to the Division’s business, or (b) used by the Company with respect to the Division’s business. Except as set forth on Schedule 3.17, to the knowledge of the Company, the Company owns or has the unrestricted right to use all Intellectual Property and all other computer software and software licenses, intellectual property, proprietary information, trade secrets, material and manufacturing specifications, drawings and designs included in the Purchased Assets or necessary in connection with the operation of the Division’s business without infringing on or otherwise acting adversely to the rights or claimed rights of any Person. Except as set forth on

Schedule 3.17, the Company is not obligated to pay any royalty or other consideration to any Person in connection with the use of any such Intellectual Property. To the knowledge of the Company, no other Person is infringing on the rights of the Company in any of its Intellectual Property. Except as set forth on Schedule 3.17, to the knowledge of the Company, the Company has complied in all material respects with all applicable regulations of each relevant Governmental Body concerning the development of Intellectual Property using government funds, including but not limited to, compliance in all material respects with all regulations covering the disclosure, preparation, filing, obtaining and maintaining of patents for such Intellectual Property.

      3.18 Principal Customers and Suppliers. Set forth in Schedule 3.18 are (a) a list of the ten largest customers of the Division by dollar volume (with the amount of revenues attributable to each such customer) for the twelve months ended December 31, 2003, and (b) a list of the ten largest suppliers of the Division by dollar volume (with the amount of payments attributable to each such supplier) for the twelve months ended December 31, 2003.

      3.19 Employee Matters.

(a) Set forth on Schedule 3.19(a) is a complete list of all employees of the Division, including date of employment, current title and compensation, and schedule of recent changes in compensation.

(b) The Company is not a party to any collective bargaining or other labor union contract. The Company’s relations with its employees are good.

(c) To the knowledge of the Company, the employment of any employee by the Company is not a violation of any noncompetition, nonsolicitation or similar agreement to which such employee or the Company may be subject.

      3.20 No Misrepresentations. The representations, warranties and statements made by the Company in or pursuant to this Agreement (including the Schedules hereto) are true, complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make any such representation, warranty or statement, under the circumstances in which it is made, not misleading.

      3.21 Trade Payables. The trade payables constituting Assumed Liabilities represent bona fide and undisputed obligations of the Company relating only to the Division’s business and were incurred by the Company in the ordinary course of business.

ARTICLE IV

Representations and Warranties of Buyer

      Buyer represents and warrants to the Company as follows:

      4.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Texas.

      4.2 Authority. Buyer has all requisite power and authority to execute, deliver and perform under this Agreement and all other agreements and instruments required to be executed and delivered by it hereunder (together with this Agreement, as each may be amended, modified or supplemented, the “Buyer Documents”). The execution, delivery and performance by Buyer of each Buyer Document have been duly authorized by all necessary action, corporate or otherwise, on the part of Buyer. This Agreement has been, and at the Closing the other Buyer Documents will be, duly executed and delivered by Buyer. This Agreement is, and, upon execution and delivery by Buyer at the Closing, each of the other Buyer Documents will be, a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with their respective terms.

      4.3 No Violation. The execution, delivery and performance of this Agreement by Buyer will not conflict with or result in the breach of any term or provision of, or violate or constitute a default under any charter provision, bylaw, agreement, instrument, order, law or regulation to which Buyer is a party or by which Buyer is in any way bound or obligated.

      4.4 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Body is required on the part of Buyer in connection with the transactions contemplated by this Agreement.

      4.5 No Misrepresentations. The representations, warranties and statements made by Buyer in or pursuant to this Agreement are true, complete and correct in all material respects. None of such representations, warranties or statements contains any untrue statement of a material fact or omits to state any material fact necessary to make any such representation, warranty or statement, under the circumstances in which it is made, not misleading.

      4.6 Cash Consideration. Buyer has available sufficient funds to enable it to perform its obligations under this Agreement.

ARTICLE V

Covenants of the Company

      5.1 Conduct of Business Prior to Closing. Prior to the Closing Date, the Company will (a) operate the Division only in the ordinary course of business consistent with past practices and use its best efforts to preserve the goodwill of the Division and of its employees, customers, suppliers, distributors, Governmental Bodies and others having business dealings with the Division; (b) except for any transactions related to the Excluded Assets, not engage in any transaction outside the ordinary course of business, including without limitation by making any material sale, expenditure, investment or commitment or entering into any Material Agreement or arrangement of any kind; (c) maintain all insurance policies and all Permits that are required for the Division to carry on its business; and (d) maintain books of account and records in the usual, regular and ordinary manner and consistent with past practices.

      5.2 Access and Information. Upon reasonable prior written notice, the Company will permit Buyer and its representatives to have reasonable access to the Company’s officers, employees, agents, assets and properties and all relevant books, records and documents of or relating to the Purchased Assets during normal business hours and will furnish to Buyer, at the cost and expense of Buyer, such information, financial records and other documents relating to the Company, the Division, and the Division’s operations and business as Buyer may reasonably request. Upon reasonable prior written notice, the Company will permit Buyer and its representatives at Buyer’s cost and expense reasonable access to the Company’s accountants, auditors, customers, suppliers and Governmental Bodies having dealings with the Company for consultation or verification of any information obtained by Buyer and will use its best efforts to cause such Persons to cooperate with Buyer and its representatives in such consultation and in verifying such information.

      5.3 Repair and Casualty. Prior to the Closing Date, the Company will make all normal and customary repairs to the Purchased Assets consistent with the Company’s past practice. If any loss, damage, destruction, theft or other casualty affecting any of the Purchased Assets occurs other than normal wear and tear, the Company will promptly advise Buyer thereof and will commence and diligently pursue the repair or replacement of such Purchased Assets with similar assets of like quality. If such repair or replacement of any Purchased Assets with an aggregate fair market value equal to or in excess of $25,000 is not completed prior to the Closing Date, Buyer may elect either to terminate this Agreement or to proceed with the Closing.

      5.4 WARN Act. The Company will provide any notice to its employees and appropriate government officials, which may be required pursuant to the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), or any similar state law with respect to any employees terminated by the Company prior to or on the Closing Date. The Company will bear any Liability which may accrue on or prior to the Closing to such employees or any unit of local government under the WARN Act or any similar state law as a result of improper or untimely notice.

      5.5 Bulk Sales. The Company will bear any and all Liability which may accrue under any bulk transfer laws that may be applicable to the sale of the Purchased Assets to Buyer.

      5.6 Supplemental Disclosure. From time to time prior to the Closing, the Company will promptly supplement or amend each of the Schedules hereto with respect to any matter hereafter arising which, if existing or occurring at or prior to the date hereof, would have been required to be set forth or listed in the Schedules hereto or which is necessary to complete or correct in any material respect any information in the Schedules; provided, that, for purposes of determining the satisfaction of the conditions set forth in Section 8.1, no such supplement or amendment will be given effect.

      5.7 Further Assurances. At or promptly after the Closing, and without further consideration, the Company will execute and deliver to Buyer such further instruments of conveyance and transfer as Buyer may reasonably request in order to more effectively convey and transfer to Buyer any of the Purchased Assets or the Assumed Agreements, or for aiding, assisting, collecting and reducing to possession any of the Purchased Assets and exercising rights with respect thereto.

      5.8 Information for Filings. Upon prior written request and at the expense of Buyer, the Company will furnish Buyer with all information concerning the Company or the Division as is required for inclusion in any application or filing made by Buyer to the SEC or any other Governmental Body in connection with the transactions contemplated by this Agreement.

      5.9 Nondisclosure. The Company acknowledges and agrees that all Intellectual Property, proprietary information, trade secrets, customer data, prospect and marketing lists and sales data of the Division (collectively, the “Confidential Information”) are valuable, special and unique assets constituting part of the Purchased Assets and, following the Closing, will be owned exclusively by Buyer. After the Closing, the Company agrees to treat the Confidential Information as confidential and not to disclose any Confidential Information to any Person or make use of any Confidential Information for its own purposes or for the benefit of any other Person (other than Buyer), except (a) to the extent the Company is required to disclose the Confidential Information pursuant to applicable laws and regulations or by any subpoena or similar legal process; provided, however, that in such instance, to the extent permitted by law the Company agrees to provide Buyer with prompt notice of such requirement so that Buyer may seek an appropriate protective order from such disclosure, or (b) to the extent such Confidential Information becomes publicly available (other than as a result of a breach of this Agreement).

      5.10 No-Shop Provisions.

      (a) The Company hereby covenants and agrees that prior to any consummation or termination of this Agreement (a) the Company will not, and will not permit any of its Affiliates to, initiate, solicit, encourage or respond to (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Competing Transaction, or endorse or agree to endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of the Company or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company, or any of its Affiliates to take any such action, and (b) the Company will promptly notify Buyer of all relevant terms of any such inquiries and proposals received by it or any of its Affiliates or by any such officer, director, investment banker, financial advisor, attorney, accountant or other representative relating to any of such matters, and if such inquiry or proposal is in writing, the Company will promptly deliver or cause to be delivered to Buyer a copy of such inquiry or proposal. For purposes of this Agreement, “Competing Transaction” means any of the following (other than the transactions contemplated by this Agreement) involving the Company: (a) any merger, consolidation, share exchange, business combination or similar transaction; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets used in the Division; or (c) any offer for 10% or more of the outstanding shares of capital stock of the Company. Notwithstanding the foregoing, the Company’s Board of Directors will retain the right to accept unsolicited offers for the Company or its assets. The Company and Buyer agree that the purchase price for the Purchased Assets is independent of the price of the Company’s common stock (Nasdaq OTC: MHLX), and no increase or decrease of such price will affect the terms of this transaction.

      (b) Notwithstanding the provisions of paragraph (a) above or any other provision of this Agreement, prior to the receipt of Stockholder Approval as referred to in Section 5.12, (i) the Company may, in response to an unsolicited bona fide inquiry, offer or proposal which is reasonably likely to lead to a potential or proposed Competing Transaction (an “Acquisition Proposal”) from a corporation, partnership, person or other entity or group (a “Potential Acquiror”) which the Company’s Board of Directors determines, in good faith and after consultation with its independent financial advisor and outside legal counsel, could reasonably be expected to lead to a transaction substantially more favorable to the holders of the Company voting capital stock (taking into account the form and amount of consideration offered, the likelihood of consummation, and the person making the inquiry or proposal) (a “Superior Proposal”), furnish confidential or nonpublic information to, and engage in discussions and negotiate with, such Potential Acquiror.

      (c) The Company will immediately notify Buyer after receipt of any Acquisition Proposal or request for access to the properties, books or records of the Company or the Division by any Person or entity that informs the Company’s Board of Directors or such Subsidiary that it is considering making, or has made, an Acquisition Proposal. The Company will not exercise its right to terminate this Agreement pursuant to Section 11.1 hereof until after the 20th business day following Buyer’s receipt of written notice from the Company advising Buyer that the Board of Directors of the Company has received a Superior Proposal, specifying the terms and conditions of the Superior Proposal and stating that the Board of Directors of the Company intends to exercise its right to terminate this Agreement pursuant to Section 11.1.

      5.11 Certain Agreements. Notwithstanding anything in Section 1.1(c) to the contrary, Buyer understands, acknowledges and agrees that the contracts referenced therein may require the consent of the other party to the contract to transfer or assign to Buyer any right, title or interest of the Company in, to or under any of the contracts referenced in Section 1.1(c). Notwithstanding the foregoing, the Company agrees to convey and assign to Buyer all of its rights, title and interest in these contracts, and Buyer agrees to assume the obligations of the Company under these contracts. The Company expressly agrees that it will use its best efforts to effectuate the assignment and/or execution of new agreements between Buyer and the other party to any such contract that Buyer identifies; provided, that in no event will the Company be required to pay money or other property as part of its efforts to comply with its obligations under this sentence.

      5.12 Shareholder Approval.

      (a) The Company will use its best efforts in accordance with applicable laws and its Articles of Incorporation and By-laws to call a meeting of its stockholders (the “Stockholder Meeting”) for the purpose of voting upon this Agreement and the transaction contemplated hereby and to solicit the approval of the stockholders of this Agreement and the transaction contemplated hereby. The Stockholder Meeting will be held as soon as practicable after the date of this Agreement. The Company shall, through its Board of Directors, recommend to its stockholders the approval of this Agreement and the transaction contemplated hereby.

      (b) The Company has prepared and as soon as reasonably practicable after the date hereof, the Company will file a proxy statement with respect to the Stockholder Meeting in connection with this Agreement and the transaction contemplated thereby (the “Proxy Statement”), and will use its best efforts to respond to any comments of the Securities and Exchange Commission (the “SEC”) or its staff and to cause the Proxy Statement to be cleared by the SEC. The Company will cooperate with Buyer in the preparation of the Proxy Statement, and will notify Buyer of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement, or for additional information, and will supply Buyer with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. The Company will give Buyer an opportunity to review the Proxy Statement, prior to its being filed with the SEC and will give Buyer and its legal counsel the opportunity to review all amendments and supplements to the Proxy Statement, and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. The Company agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. As promptly as reasonably practicable after the Proxy Statement has been cleared by the SEC, the Company will mail the Proxy Statement to the holders of voting capital stock of the Company.

ARTICLE VI

Covenants of Buyer

      6.1 Employment. Effective as of the Closing Date, Buyer may interview and offer employment to the persons listed on Schedule 3.19(a), subject to each such employee’s satisfactory completion of Buyer’s employment application process, including any reasonable screening processes and procedures. Buyer will not be liable for any severance payments asserted against the Company or Buyer, or any other liability, including, without limitation, any liability with respect to accrued vacation or sick leave or health care continuation coverage under COBRA, or obligation to, any employees or former employees of the Company who do not accept such offers of employment from Buyer. Nothing in this Section 6.1 will require the continued employment of any such employee for any specific period of time, or interfere with the rights of Buyer to terminate or discipline any employee or to change the terms of any employee’s employment, or to amend, modify or terminate any benefit plans.

      6.2 Opportunity to Continue Customer Relationships. Buyer agrees that for a period of six months following the Closing Date if Buyer determines that it will terminate, allow to lapse or otherwise voluntarily fail to maintain a customer relationship with any pre-existing customer of the Division, it will promptly, and in any event at least 30 days prior to taking affirmative steps to terminate such relationship, notify Seller of such conclusion. Seller will thereafter be permitted to contact, enter into negotiations with, and engage in the sale of goods and/or services to such customer without violation of Section 10.1(a)(i) or (ii) hereof.

      6.3 Information for Filings. Upon prior written request and at the expense of the Company, Buyer will furnish the Company with all information concerning Buyer as is required for inclusion in any application or filing made by the Company to the SEC or any other Governmental Body in connection with the transactions contemplated by this Agreement.

ARTICLE VII

Mutual Covenants

      7.1 Fulfillment of Conditions. Each of the parties hereto agrees not to take any action that would cause the conditions on the obligations of the parties hereto to effect the transactions contemplated by this Agreement not to be fulfilled, including without limitation by intentionally or willfully taking or causing to be taken any action that would cause the representations and warranties made by such party herein not to be true and correct as of the Closing. Each of the parties hereto will take all reasonable steps within its power to cause to be fulfilled the conditions precedent to the other parties’ obligations to consummate the transactions contemplated hereby that are dependent on the actions of such party.

      7.2 Publicity. Buyer and the Company will mutually agree upon any press release or public statements with respect to this Agreement and the transactions contemplated hereby. Buyer acknowledges that the Company will file a copy of this Agreement on Form 8-K under the Securities Exchange Act of 1934, as amended, and that the Company will file a preliminary proxy statement with the Securities and Exchange Commission, promptly after its execution by both parties.

      7.3 Transaction Costs. The Company will pay all attorneys’, accountants’, finders’, brokers’, financial advisors’ investment banking and other fees, costs and expenses incurred by the Company in connection with the preparation, negotiation, execution and performance of this Agreement or any of the transactions contemplated by this Agreement, and none of such fees, costs or expenses incurred by the Company will constitute Assumed Liabilities. Subject to Section 11.1, Buyer will pay all attorneys’, accountants’, finders’, brokers’, financial advisors’ investment banking and other fees, costs and expenses incurred by Buyer in connection with the preparation, negotiation, execution and performance of this Agreement or any of the transactions contemplated by this Agreement. The Company will pay any sales, use, transfer, excise or other taxes that may arise out of the sale of the Purchased Assets. The parties hereto will promptly pay such fees and taxes after written notice thereof.

      7.4 Allocation of Purchase Price. Buyer and the Company agree that the Purchase Price will be allocated among the Purchased Assets in accordance with the allocation of the Purchase Price agreed upon by the parties and as set forth on Schedule 7.4, and such allocation of the Purchase Price will be used, reported and implemented by both the Company and Buyer for federal, state, local and other tax purposes.

      7.5 Confidentiality. Each of the parties to this Agreement agrees to use all reasonable efforts to keep confidential any information from time to time supplied to it by or on behalf of the other party hereto; provided, however, that the foregoing will not apply: (a) to the extent any party to this Agreement is required to disclose the confidential information pursuant to applicable laws and regulations or by any subpoena or similar legal process; provided, however, that in such instance and to the extent permitted by law, the party required to make such disclosure agrees to provide the non-disclosing party with prompt notice of such requirement so that the non-disclosing party may seek an appropriate protective order from such disclosure, (b) to the extent such confidential information becomes publicly available (other than as a result of a breach of this Agreement), or (c) to the extent that a party needs to disclose the confidential information for the protection or enforcement of any of its or his rights or interests against the other parties hereto, whether under this Agreement or otherwise.

ARTICLE VIII

Closing Conditions

      8.1 Conditions to Obligations of Buyer. The obligations of Buyer under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, but compliance with any such conditions may be waived by Buyer in writing; provided, however, such waiver will not waive or diminish Buyer’s right for indemnification pursuant to Section 9.2, unless so stated:

(a) All representations and warranties of the Company contained in this Agreement are true and correct in all material respects at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct in all material respects as of such date or time).

(b) The Company has performed and complied in all material respects with all the covenants and agreements and satisfied all the conditions required by this Agreement to be performed, complied with or satisfied by them at or prior to the Closing, including without limitation the delivery of all the documents specified in Section 2.2(b).

(c) There is no pending or threatened litigation in any court or any proceeding before or by any Governmental Body against the Company, Buyer or their Affiliates to restrain or prohibit or obtain damages or other relief with respect to this Agreement or the consummation of the transactions contemplated hereby.

(d) All necessary Company, contractual and governmental consents, approvals, orders, authorizations or notices have been obtained or given, as applicable, on terms reasonably satisfactory to Buyer.

(e) Buyer will have received a legal opinion from counsel to the Company in form and substance reasonably satisfactory to Buyer’s counsel.

(f) Buyer will have entered into a sublease agreement in form and substance reasonably satisfactory to Buyer of the Company’s Portland, Oregon office and manufacturing facility for a portion of the space sufficient to operate the Division, which sublease provides for a monthly lease rate (including maintenance, insurance and taxes) not to exceed $1 per square foot, plus Buyer’s pro rata share of operating expenses (including utilities, local telephone, janitorial and security system).

      8.2 Conditions to Obligations of the Company. The obligations of the Company under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, but compliance with any such conditions may be waived by the Company in writing; provided, however, such waiver will not waive or diminish the Company’s right for indemnification pursuant to Section 9.3 unless so stated:

(a) All representations and warranties of Buyer contained in this Agreement are true and correct in all material respects at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct in all material respects as of such date or time).

(b) Buyer has performed and complied in all material respects with all the covenants and agreements and satisfied all the conditions required by this Agreement to be performed, complied with or satisfied by them at or prior to the Closing, including without limitation the delivery of the cash and the documents specified in Sections 2.2(a).

(c) There is no pending or threatened litigation in any court or any proceeding before or by any Governmental Body against the Company or Buyer to restrain or prohibit or obtain damages or other relief with respect to this Agreement or the consummation of the transactions contemplated hereby.

(d) All necessary corporate, contractual and governmental consents, approvals, orders, authorizations or notices have been obtained or given, as applicable, on terms reasonably satisfactory to the Company, including, without limitation, approval of the transactions contemplated by this Agreement by the Company’s shareholders.

ARTICLE IX

Survival; Indemnification

      9.1 Survival of Representations and Warranties. Notwithstanding any investigation by the parties hereto, the representations and warranties contained in this Agreement will survive the Closing for one year after the Closing Date; provided, however, that the representations and warranties of the Company set forth in Sections 3.2, 3.4, and 3.14 will survive until the expiration of the applicable period of limitation. If written notice of a Claim (as defined in Section 9.2) has been given prior to the expiration of the applicable representations and warranties, then such representations and warranties will survive as to such Claim until such Claim has been finally resolved.

      9.2 Indemnification of Buyer. The Company will indemnify and hold Buyer and its directors, officers, shareholders, employees and agents harmless from any and all liabilities, obligations, claims, losses, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation (collectively, “Claims”) that any such Person may suffer or incur as a result of or relating to:

(a) the breach or inaccuracy, or any allegation by a third party that, if true, would constitute a breach or inaccuracy, of any of the representations or warranties made by the Company in this Agreement or in the other Company Documents;

(b) the breach or inaccuracy, or any allegation by a third party that if true, would constitute a breach or inaccuracy, of any covenant or agreement made by the Company in this Agreement or in the other Company Documents; or

(c) any Liabilities of the Company arising prior to the Closing or after the Closing other than the Assumed Liabilities.

      9.3 Indemnification of the Company. Buyer will indemnify and hold the Company and its directors, officers, shareholders, employees and agents harmless from any and all Claims that any such Person may suffer or incur as a result of or relating to:

(a) the breach or inaccuracy, or any allegation by a third party that, if true, would constitute a breach or inaccuracy, of any of the representations or warranties made by Buyer in this Agreement;

(b) the breach or inaccuracy, or any allegation by a third party that if true, would constitute a breach or inaccuracy, of any covenant or agreement made by Buyer in this Agreement; or

(c) the Assumed Liabilities and any other Liabilities of Buyer arising in connection with the operation of the Division, Buyer’s business or the operation or ownership of the Purchased Assets after the Closing Date; provided, however, the Company will not be entitled to indemnification for any Claims for which Buyer is entitled to indemnification under Section 9.2.

      9.4 Limitations on Indemnity. Neither party may recover any amount from the other party under this Article IX with respect to an individual Claim unless the amount of all Claims against the indemnifying party exceed $50,000 (the “Basket”). At such time, the indemnified party may recover from the indemnifying party the entire amount of such Claims. Absent fraud or willful misconduct, neither party will be liable for indemnification under this Agreement in an amount exceeding $1.0 million.

      9.5 Indemnification Procedures.

      (a) Claims Procedure. Any party seeking indemnity under this Agreement (an “Indemnified Party”) will promptly provide the party against whom indemnification is sought (the “Indemnifying Party”) written notice specifying with reasonable detail the basis for the indemnity claim (a “Claims Notice”), but the failure to promptly provide such a Claims Notice will not affect the Indemnifying Party’s obligations under this Article IX, except to the extent that the Indemnifying Party’s ability to defend against such claim is prejudiced thereby.

      (b) Third-Party Claims. The Indemnified Party shall notify the Indemnifying Party within ten (10) days of becoming aware of a third-party claim which may result in a demand for indemnification under this Agreement. The Indemnified Party will be entitled, at its expense, to participate in any defense of such claim. The Indemnifying Party will have the right in its sole discretion to control the defense of all such claims and to settle any such claim; provided, however, that no settlement of any such claim with third-party claimants or other major decisions with respect to such claim in excess of $5,000, or that may affect Buyer’s ability or right to use the Purchased Assets will be made by the Indemnifying Party except with the consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed.

      9.6 Exclusivity of Indemnity. Except for any injunctive relief to which a Party may be entitled, the indemnification remedies provided in this Article IX will constitute the exclusive remedy of the parties after the Closing for any claim for breach of any representation or warranty made in connection with this Agreement. The limitations of this Section 9.6 will not apply to claims based on fraud or willful misconduct.

      9.7 Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnified Party (including pursuant to this Article 9) in connection with any claim or demand by any person other than the parties hereto or their respective Affiliates, such Indemnifying Party shall, to the extent of such payment, be subrogated to and will stand in the place of such Indemnified Party. Such Indemnified Party will cooperate with such Indemnifying Party in a reasonable manner, and at the cost of such Indemnifying Party, in presenting any subrogated right, defense or claim; provided that no such subrogation will adversely affect any rights of such Indemnified Party.

ARTICLE X

Noncompetition Agreement

      10.1 Noncompetition.

      (a) Except as set forth in Section 6.2 and clause (b) below, the Company hereby agrees that effective on the Closing Date and until the fifth anniversary of the Closing Date (the “Noncompete Period”), the Company will not, directly or indirectly, on its own behalf or as an agent of or an investor in another Person, without Buyer’s express and advance prior written consent:

(i) engage in the business conducted by the Division in the United States or its territories (the “Territory”), which Territory is the geographic area in which the Company engaged in the Division’s business prior to the Closing; provided, however, that this provision will not restrict the Company’s business as currently conducted within its Ultrasound Division and as the Company has previously advised Buyer it intends to conduct business within its Ultrasound Division;

(ii) influence or attempt to influence any customer or supplier of Buyer or any Affiliate of Buyer that is located, purchases or sells in the Territory, as applicable, to purchase goods or services related to the Division’s business prior to Closing from any Person other than Buyer or such Affiliate; or

(iii) employ or attempt to employ any individuals who are then or have been during the preceding 12 months employees of Buyer or any Affiliate of Buyer or influence or seek to influence any such employees to leave Buyer’s or such Affiliate’s employment.

      (b) If any provision of this Section 10.1 should be found by any court of competent jurisdiction to be unenforceable by reason of its being too broad as to the period of time, territory, and/or scope, then, and in that event, such provision will nevertheless remain valid and fully effective, but will be considered to be amended so that the period of time, territory, and/or scope set forth will be changed to be the maximum period of time, the largest territory, and/or the broadest scope, as the case may be, which would be found enforceable by such court. Any violation of the provisions of this Section 10.1 will automatically toll and suspend the Noncompetition Period for the duration of such violation.

      10.2 Agreement and Acknowledgment. The Company acknowledges that its obligations under
Section 10.1 are a material inducement and condition to Buyer’s entering into this Agreement, purchasing the Purchased Assets, assuming the Assumed Liabilities and performing the other transactions contemplated hereby. The Company acknowledges and agrees that the restrictions set forth in Section 10.1 are reasonable as to time, geographic area and scope of activity and do not impose a greater restraint than is necessary to protect the goodwill and other business interests of Buyer, and the Company agrees that Buyer is justified in believing the foregoing.

      10.3 Specific Performance. In the event of a violation of this Article X, Buyer will be entitled to seek injunctive relief against the Company or such Person in addition to any other legal or equitable remedies that may be available.

ARTICLE XI

Miscellaneous

      11.1 Termination.

      (a) This Agreement and the transactions contemplated hereby may be terminated and abandoned (i) at any time prior to the Closing Date by mutual written consent of Buyer and the Company; (ii) by Buyer, or by the Company, if a condition to its performance hereunder has not been satisfied or waived prior to April 30, 2004; (iii) by the Company if its Board of Directors, in furtherance of its fiduciary duties to shareholders, agrees to accept an unsolicited offer for the Company or its assets in accordance with the terms of Section 5.10; (iv) by Buyer if the Board of Directors of the Company withdraws or modifies in a manner adverse to Buyer its approval or recommendation of this Agreement or fails to recommend to the Company’s stockholders that they approve this Agreement; or (v) by Buyer if the Company enters into a definitive agreement pursuant to a Superior Proposal. Notwithstanding the foregoing, a party may not terminate this Agreement if the event giving rise to the termination right results from the willful failure of such party to perform or observe any of the covenants or agreements set forth herein to be performed or observed by such party or if such party is, at such time, in material breach of this Agreement.

      (b) The Company agrees to reimburse Buyer’s reasonable and actual documented out-of-pocket expenses incurred in connection with the transaction contemplated by this Agreement, and will pay Buyer a termination fee equal to $200,000, if this Agreement is terminated by the Company pursuant to Section 11.1(a)(iii) or by Buyer pursuant to Section 11.1(a)(iv) or (v) (in any such case, the reimbursement of expenses and payment of the fee will be made within two business days after such termination). The fee payable pursuant to this Section 11.1(b) will be made by wire transfer of same-day funds. The Company acknowledges that the agreement contained in this Section 11.1(b) is an integral part of the transactions contemplated by this Agreement, and that without this agreement, Buyer would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 11.1(b) and, in order to obtain such payment, Buyer commences a suit which results in a binding judgment rendered by a court of competent jurisdiction against the Company for the payment of the expenses and fee set forth in this paragraph (b), the Company will pay to Buyer its costs and expenses (including reasonable attorneys’ fees) in connection with such suit.

      11.2 Notices. All notices that are required or may be given pursuant to this Agreement must be in writing and delivered personally, by a recognized courier service, by a recognized overnight delivery service, by facsimile or by registered or certified mail, postage prepaid, to the parties at the following addresses (or to the attention of such other person or such other address as any party may provide to the other parties by notice in accordance with this Section 11.2):

        If to Buyer:

Advanced Neuromodulation Devices, Inc.
6501 Windcrest Drive
Plano, Texas 75024
Facsimile: (972) 309-8000
Attention: Christopher G. Chavez

        with a copy to:

Advanced Neuromodulation Devices, Inc.
6501 Windcrest Drive
Plano, Texas 75024
Facsimile: (972) 309-8218
Attention: Kenneth G. Hawari, General Counsel

        If to the Company:

microHelix, Inc.
16125 SW 72nd Avenue
Portland, OR 97224
Facsimile: (503) 639-0330
Attention: Tyram H. Pettit

        with a copy to:

Tonkon Torp LLP
1600 Pioneer Tower
888 SW Fifth Avenue
Portland, OR 97204
Facsimile: (503) 274-8779
Attention: Kurt W. Ruttum

Any such notice or other communication will be deemed to have been given and received (whether actually received or not) on the day it is personally delivered or delivered by courier or overnight delivery service or by facsimile or, if mailed, when actually received.

      11.3 Attorneys’ Fees and Costs. Any attorneys fees or costs incurred to secure performance of any obligations hereunder, or to establish damages for the breach thereof or to obtain any other appropriate relief, whether by way of prosecution or defense, will be allocated to each party based upon the percentage calculated by dividing (i) that portion of the contested amount not awarded to such party by (ii) the amount actually contested by the parties. For example, if Buyer submits a claim for $1,000, and if the Company contests only $500 of the amount claimed by Buyer and if the arbitrators or courts ultimately resolve the dispute by awarding Buyer $300, then the costs and expenses of arbitration or litigation will be allocated 60% (i.e. 300 ÷ 500) to the Company and 40% (i.e. 200 ÷ 500) to Buyer. For disputes not involving monetary claims, such fees and costs will be borne equally by the parties or as otherwise determined by the panel of arbitrators or the court.

      11.4 No Brokers. Each party to this Agreement represents to the other parties that it has not incurred and will not incur any liability for brokerage fees or agents’ commissions in connection with this Agreement or the transactions contemplated hereby, except for the fee payable to Christman, Peters & Madden, which will be paid by the Company. Each party hereto agrees that it will indemnify and hold harmless the other parties hereto against any claim for brokerage and finders’ fees or agents’ commissions in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

      11.5 Counterparts. This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, all of which together will constitute one and the same instrument. Facsimile transmission of any signed original document, and retransmission of any facsimile transmission, will be the same as delivery of any original document. At the request of any party, the other parties will confirm facsimile transmitted signatures by signing an original document.

      11.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned or delegated by the Company. Buyer may assign this Agreement and its rights, interests and obligations hereunder to a wholly-owned subsidiary; provided that in any such assignment Buyer shall remain subject to its liabilities and obligations under this Agreement. This Agreement is not intended to confer any rights or benefits to any Person (including without limitation employees of the Company) other than the parties hereto and the indemnified parties identified in Sections 9.2 and 9.3.

      11.7 Entire Agreement. This Agreement and the related documents contained as Exhibits and Schedules hereto or expressly contemplated hereby contain the entire understanding of the parties relating to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof. This Agreement cannot be modified or amended except in writing signed by the party against whom enforcement is sought. The Exhibits and Schedules to this Agreement are hereby incorporated by reference into and made a part of this Agreement for all purposes.

      11.8 Knowledge. Whenever a statement regarding the existence or absence of facts in this Agreement is qualified by a phrase such as “to such person’s knowledge” or “known to such person” it is intended by the parties that the information to be attributed to such person is information actually or constructively known to (a) the person in the case of an individual or (b) in the case of a corporation or other entity an officer as a result of his/or her employment by the employer. The person has constructive knowledge of those matters which the individual involved could reasonably be expected to have as a result of undertaking an investigation of such a scope and extent as a reasonably prudent person in the same job or position would be expected to undertake concerning the particular subject matter.

      11.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

      11.10 Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

      11.11 Arbitration.

      Except as specifically provided in this Section 11.11, the parties agree that instead of seeking relief from a court, they will attempt in good faith to resolve any dispute or controversy that arises out of this Agreement, or the performance, breach, validity, interpretation or enforcement thereof (any such dispute or controversy, a “Dispute”) first among themselves through informal negotiation and then, if unsuccessful, through binding arbitration, in accordance with the following procedures:

      (a) Upon notice (the “Arbitration Notice”) by any party to the other affected parties and to the American Arbitration Association (the “AAA”), the Dispute will be resolved by binding arbitration in accordance with Title 9 of the U.S. Code (United States Arbitration Act) and the Commercial Arbitration Rules (the “Rules”) of the AAA, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof, in accordance with the following procedures:

(i) The Arbitration Notice will contain a description of the Dispute and the remedy sought. The arbitration will be conducted at the offices of the AAA in Denver, Colorado before three independent and impartial arbitrators experienced in legal matters related to the medical device manufacturing industry. Each party will be entitled to select one arbitrator, and the two individuals so selected will select the third arbitrator. In no event may a demand for arbitration for a Claim under Article IX be made after the date when the institution of a legal or equitable proceeding based on such Claim would be barred by Section 9.1.

(ii) Except as otherwise specifically provided herein, the arbitration and any discovery conducted in connection therewith will be conducted in accordance with the Rules. The arbitrators’ authority to make any award will be based on and limited by the laws of the State of Texas and the terms and conditions of this Agreement. The arbitrators will deliver their decision in writing, together with a summary of the reasons for their decision, including citations to legal authority to the extent appropriate. The decision of the arbitrators will be final and binding on all parties. A judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The parties intend that this agreement to arbitrate be irrevocable.

(iii) The panel of arbitrators will be selected no later than 45 days after the date of the Arbitration Notice. The arbitration hearings will commence no later than three months after the panel of arbitrators is selected. The arbitrators will render their decision no later than 30 days after the close of the hearings, in accordance with AAA Rules.

(iv) The parties agree that the panel of arbitrators will allocate the costs and expenses of arbitration to the successful party, or to each party as the arbitrators determine is appropriate in their sole and absolute discretion.

(v) The parties agree that, notwithstanding anything to the contrary in this Section 11.11, any award made by the arbitrators will be consistent with the terms and conditions of this Agreement and that any award will be restricted to a remedy that would be available to a party under this Agreement.

      (b) Notwithstanding the foregoing, any party may seek a temporary restraining order, temporary or preliminary injunction or other preliminary equitable relief from a court of competent jurisdiction if such party believes such injunction is necessary to enforce the status quo pending resolution of a Dispute arising under Section 7.5 or Article X in accordance with this Section 11.11.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYER:

ADVANCED NEUROMODULATION SYSTEMS, INC.

By:	/s/ KENNETH G. HAWARI

Kenneth G. Hawari
Executive Vice President — Corporate Development

THE COMPANY:

MICROHELIX, INC.

By:	/s/ TYRAM H. PETTIT

Tyram H. Pettit
Chief Executive Officer and President

APPENDIX B

Oregon Dissenters’ Rights Statute

(Right to Dissent and Obtain Payment for Shares)

60.551 Definitions for 60.551 to 60.594. As used in ORS 60.551 to 60.594:

      (1) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

      (2) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

      (3) “Dissenter” means a shareholder who is entitled to dissent from corporate action under ORS 60.554 and who exercises that right when and in the manner required by ORS 60.561 to 60.587.

      (4) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

      (5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

      (6) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

      (7) “Shareholder” means the record shareholder or the beneficial shareholder. [1987 c.52 §124; 1989 c.1040 §30]

60.554 Right to dissent. (1) Subject to subsection (2) of this section, a shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate acts:

      (a) Consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by ORS 60.487 or the articles of incorporation and the shareholder is entitled to vote on the merger or if the corporation is a subsidiary that is merged with its parent under ORS 60.491;

      (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

      (c) Consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

      (d) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

(A) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; or

(B) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under ORS 60.141;

      (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares; or

      (f) Conversion to a noncorporate business entity pursuant to ORS 60.472.

      (2) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under ORS 60.551 to 60.594 may not challenge the corporate action creating the shareholder’s entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

      (3) Dissenters’ rights shall not apply to the holders of shares of any class or series if the shares of the class or series were registered on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. Automated Quotation System as a National Market System issue on the record date for the meeting of shareholders at which the corporate action described in subsection (1) of this section is to be approved or on the date a copy or summary of the plan of merger is mailed to shareholders under ORS 60.491, unless the articles of incorporation otherwise provide. [1987 c.52 §125; 1989 c.1040 §31; 1993 c.403 §9; 1999 c.362 §15]

60.557 Dissent by nominees and beneficial owners. (1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares regarding which the shareholder dissents and the shareholder’s other shares were registered in the names of different shareholders.

      (2) A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:

(a) The beneficial shareholder submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote. [1987 c.52 §126]

(Procedure for Exercise of Rights)

60.561 Notice of dissenters’ rights. (1) If proposed corporate action creating dissenters’ rights under ORS 60.554 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under ORS 60.551 to 60.594 and be accompanied by a copy of ORS 60.551 to 60.594.

      (2) If corporate action creating dissenters’ rights under ORS 60.554 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send the shareholders entitled to assert dissenters’ rights the dissenters’ notice described in ORS 60.567. [1987 c.52 §127]

60.564 Notice of intent to demand payment. (1) If proposed corporate action creating dissenters’ rights under ORS 60.554 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights shall deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effectuated and shall not vote such shares in favor of the proposed action.

      (2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder’s shares under this chapter. [1987 c.52 §128]

60.567 Dissenters’ notice. (1) If proposed corporate action creating dissenters’ rights under ORS 60.554 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of ORS 60.564.

      (2) The dissenters’ notice shall be sent no later than 10 days after the corporate action was taken, and shall:

(a) State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;

(b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(c) Supply a form for demanding payment that includes the date of the first announcement of the terms of the proposed corporate action to news media or to shareholders and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) Set a date by which the corporation must receive the payment demand. This date may not be fewer than 30 nor more than 60 days after the date the subsection (1) of this section notice is delivered; and

(e) Be accompanied by a copy of ORS 60.551 to 60.594. [1987 c.52 §129]

60.571 Duty to demand payment. (1) A shareholder sent a dissenters’ notice described in ORS 60.567 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to ORS 60.567 (2)(c), and deposit the shareholder’s certificates in accordance with the terms of the notice.

      (2) The shareholder who demands payment and deposits the shareholder’s shares under subsection (1) of this section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

      (3) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this chapter. [1987 c.52 §130]

60.574 Share restrictions. (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under ORS 60.581.

      (2) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action. [1987 c.52 §131]

60.577 Payment. (1) Except as provided in ORS 60.584, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with ORS 60.571, the amount the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest.

      (2) The payment must be accompanied by:

(a) The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year and the latest available interim financial statements, if any;

(b) A statement of the corporation’s estimate of the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s right to demand payment under ORS 60.587; and

(e) A copy of ORS 60.551 to 60.594. [1987 c.52 §132; 1987 c.579 §4]

60.581 Failure to take action. (1) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

      (2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under ORS 60.567 and repeat the payment demand procedure. [1987 c.52 §133]

60.584 After-acquired shares. (1) A corporation may elect to withhold payment required by ORS 60.577 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

      (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares plus accrued interest and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of such demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares an explanation of how the interest was calculated and a statement of the dissenter’s right to demand payment under ORS 60.587. [1987 c.52 §134]

60.587 Procedure if shareholder dissatisfied with payment or offer. (1) A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under ORS 60.577 or reject the corporation’s offer under ORS 60.584 and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

      (a) The dissenter believes that the amount paid under ORS 60.577 or offered under ORS 60.584 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

      (b) The corporation fails to make payment under ORS 60.577 within 60 days after the date set for demanding payment; or

      (c) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

      (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection (1) of this section within 30 days after the corporation made or offered payment for the dissenter’s shares. [1987 c.52 §135]

(Judicial Appraisal of Shares)

60.591 Court action. (1) If a demand for payment under ORS 60.587 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand under ORS 60.587 and petition the court under subsection (2) of this section to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

      (2) The corporation shall commence the proceeding in the circuit court of the county where a corporation’s principal office is located, or if the principal office is not in this state, where the corporation’s registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

      (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

      (4) The jurisdiction of the circuit court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the court order appointing them, or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

      (5) Each dissenter made a party to the proceeding is entitled to judgment for:

(a) The amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation; or

(b) The fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under ORS 60.584. [1987 c.52 §136]

60.594 Court costs and counsel fees. (1) The court in an appraisal proceeding commenced under ORS 60.591 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under ORS 60.587.

      (2) The court may also assess the fees and expenses of counsel and experts of the respective parties in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of ORS 60.561 to 60.587; or

(b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.

      (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to counsel reasonable fees to be paid out of the amount awarded the dissenters who were benefited. [1987 c.52 §137]

MICROHELIX, INC
PROXY

THIS PROXY IS SOLICITED ON BEHALF OF
THE MANAGEMENT OF MICROHELIX, INC.
FOR THE SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL      , 2004

The undersigned shareholder of microHelix, Inc., an Oregon corporation (the “Company”), does hereby appoint Tyram H. Pettit and Terrence A. Rixford, or either of them, with full power of substitution in each, as proxies to cast all votes which the undersigned shareholder is entitled to cast at the Special Meeting of Shareholders (the “Special Meeting”) to be held at 10:00 a.m. (local time) on April  , 2004 at the offices of the Company, 16125 SW 72nd Avenue, Portland, Oregon 97224 and any adjournments or postponements thereof upon the following matters.

1. To approve the sale of the assets associated with the Company’s cable and wire division to Advanced Neuromodulation Systems, Inc. (“ANS”) under the terms of the asset purchase agreement, dated as of March    , 2004, between the Company and ANS (the “Asset Purchase Agreement”):

For ☐	Against ☐	Abstain ☐

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE SALE OF THE ASSETS ASSOCIATED WITH THE COMPANY’S CABLE AND WIRE DIVISION TO ANS UNDER THE TERMS OF THE ASSET PURCHASE AGREEMENT.

2. Upon such matters as may properly come before, or incident to the conduct of the Special Meeting, the Proxy holders shall vote in such manner as they determine to be in the best interest of the Company. The Company is not aware of any additional matters to be presented for action at the meeting.

PLEASE SIGN, DATE, AND RETURN THIS PROXY FORM TODAY, USING THE ENCLOSED ENVELOPE.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. UNLESS DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ASSET SALE PROPOSAL. THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE COMPANY’S PROXY STATEMENT AND HEREBY REVOKES ANY PROXY OR PROXIES PREVIOUSLY GIVEN.

Typed or Printed name(s)	Title or authority, if applicable

Authorized Signature	Date

Please sign exactly as your name appears on this Proxy Form. If shares are registered in more than one name, all such persons should sign. A corporation should sign in its full corporate name by a duly authorized officer, stating his/her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in the partnership name by authorized person(s).

If you receive more than one Proxy Form, please sign and return all such proxy forms in the accompanying envelope.